UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__)

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☐	Soliciting Material Pursuant to § 240. 14a-12 Rule 14a-12

Peet’s Coffee & Tea, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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PEET’S COFFEE & TEA, INC.

1400 Park Avenue

Emeryville, California 94608-3520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 11, 2012

Dear Shareholder:

You are invited to attend the 2012 Annual Meeting of Shareholders of Peet’s Coffee & Tea, Inc., a Washington corporation (the “Company”). The annual meeting will be held on Friday, May 11, 2012 at 10:00 a.m., local time, at the Claremont Hotel & Spa, 41 Tunnel Road, Berkeley, California 94705, for the following purposes:

1.	To elect the Board’s nominees, Ted W. Hall and Patrick J. O’Dea, to the Board of Directors to hold office until the 2015 Annual Meeting of Shareholders;

2.	To approve the amendment and restatement of the Company’s Articles of Incorporation to provide for the annual election of directors;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this notice;

4.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 30, 2012; and

5.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the 2012 Annual Meeting of Shareholders is March 16, 2012. Only shareholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholders’ Meeting to Be Held on Friday, May 11, 2012 at 10:00 a.m., local time, at the

Claremont Hotel & Spa, 41 Tunnel Road, Berkeley, California 94705.

The proxy statement and annual report to shareholders

are available at http://investor.peets.com/annual.cfm.

By Order of the Board of Directors

/s/ Isobel A. Jones

Isobel A. Jones

Secretary

Emeryville, California

April [XX], 2012

All shareholders are invited to attend the meeting in person. Directions to the Claremont Hotel & Spa may be found at www.claremontresort.com/hotel_directions.shtml. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

________

Table of Contents

Questions and Answers about these Proxy Materials and Voting	1
Proposal 1 – Election of Directors	7
Qualifications of Members of our Board of Directors	7
Independence of the Board of Directors	10
Board Leadership Structure	10
Role of the Board in Risk Oversight	10
Board Meetings and Committees	10
Shareholder Communications with the Board of Directors	14
Proposal 2 – Amendment and Restatement of the Articles of Incorporation to Provide for the Annual Election of Directors	15
Proposal 3 – Advisory Vote on Executive Compensation	17
Proposal 4 – Ratification of Selection of Independent Registered Public Accounting Firm	18
Auditor’s Fees	18
Pre-Approval of Services by Deloitte & Touche LLP	18
Report of the Audit Committee	19
Executive Compensation	20
Compensation Discussion and Analysis	20
Report of the Compensation Committee	31
Compensation Risk Assessment	31
Summary Compensation Table	32
Grants of Plan-Based Awards in Fiscal 2011	34
Outstanding Equity Awards at January 1, 2012	35
Options Exercised and Stock Vested in Fiscal 2011	36
Pension Benefits	36
Nonqualified Deferred Compensation	36
Potential Payments Upon Termination or Change of Control	38
Director Compensation	43
Director Compensation for Fiscal 2011	43
Director Stock Ownership Guidelines	45
Equity Compensation Plan Information	46
Stock Option Grants and Exercises	47
Security Ownership of Certain Beneficial Owners And Management	48
Section 16(a) Beneficial Ownership Reporting Compliance	50
Transactions with Related Persons	50
Certain Related-Person Transactions	50
Related-Person Transactions Policies and Procedures	50
Householding of Proxy Materials	50
Other Matters	51
Proposed Amended and Restated Articles of Incorporation	Annex A

PEET’S COFFEE & TEA, INC.

1400 Park Avenue

Emeryville, California 94608-3520

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Questions and Answers about these Proxy Materials and Voting

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Peet’s Coffee & Tea, Inc. (sometimes referred to as the “Company” or “Peet’s”) is soliciting your proxy to vote at its 2012 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 4, 2012 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Friday, May 11, 2012 at 10:00 a.m., local time, at the Claremont Hotel & Spa, 41 Tunnel Road, Berkeley, California 94705. Directions to the Claremont Hotel & Spa may be found at www.claremontresort.com/hotel_directions.shtml. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on March 16, 2012 will be entitled to vote at the annual meeting. On this record date, there were 13,219,961 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on March 16, 2012 your shares were registered directly in your name with Peet’s transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 16, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

1.

What am I voting on?

There are four matters scheduled for a vote:

·	Election of the Board’s nominees, Ted W. Hall and Patrick J. O’Dea, to the Board of Directors to hold office until the 2015 Annual Meeting of Shareholders;

·	Approval of the amendment and restatement of the Company’s Articles of Incorporation to provide for the annual election of directors;

·	Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

·	Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 30, 2012.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the 2012 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

·	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

·	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

·	To vote over the telephone, dial toll-free 1-866-894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Time, on Thursday, May 10, 2012 to be counted.

·	To vote through the Internet, go to http://www.cstproxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Time, on Thursday, May 10, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Peet’s Coffee & Tea, Inc. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

2.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 16, 2012.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet, or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees (who are governed by the rules of the NYSE even though our shares are traded on NASDAQ) can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as elections of directors (even if not contested) executive compensation (including any advisory votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 3 without your instructions, but may vote your shares on Proposal 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking or otherwise making voting selections, your shares will be voted:

·	“For” Proposal 1, the election of the Board’s nominees, Mr. Hall and Mr. O’Dea;

·	“For” Proposal 2, the amendment and restatement of the Company’s Articles of Incorporation to provide for the annual election of directors;

·	“For” Proposal 3, the advisory approval of the compensation of the Company’s named executive officers; and

·	“For” Proposal 4, the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 30, 2012 ..

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of this proxy solicitation, including preparation, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they can forward these solicitation materials to the beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding solicitation materials.

3.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

·	You may submit another properly completed proxy card with a later date.

·	You may grant a subsequent proxy by telephone or through the internet.

·	You may send a timely written notice that you are revoking your proxy to the Corporate Secretary of Peet’s Coffee & Tea, Inc. at 1400 Park Avenue, Emeryville, California 94608-3520.

·	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting and, in the case of internet or telephonic voting instructions, must be received before 7:00 p.m., Eastern Time, on Thursday, May 10, 2012.

 Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 5, 2012 to the Corporate Secretary of Peet’s Coffee & Tea, Inc. at 1400 Park Avenue, Emeryville, California 94608-3520.

If you wish to submit a proposal for consideration at next year’s annual meeting but are not requesting that such proposal be included in next year’s proxy materials, or if you wish to nominate a person for election to the Board of Directors at next year’s annual meeting, your notice of such a proposal or nomination must be submitted in writing and delivered to, or mailed and received at, the principal executive offices of the Company no more than 120 days nor less than 90 days before the one year anniversary of the 2012 Annual Meeting of Shareholders, provided that the 2013 Annual Meeting of Shareholders is held within 30 days of such anniversary. We currently anticipate that our 2013 Annual Meeting of Shareholders will be held within 30 days of May 11, 2013. Accordingly, any such proposal or nomination must be received by the Company no earlier than January 11, 2013 and no later than February 10, 2013, and should be delivered or mailed to: Corporate Secretary, Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520. Please note that if the date of the 2013 Annual Meeting of Shareholders, when scheduled, is more than 30 days before or after May 11, 2013 (the one year anniversary of the 2012 Annual Meeting of Shareholders) then your notice must be received no more than 90 days nor less than 60 days before the actual date of the 2013 Annual Meeting of Shareholders or, if later, 10 days following the day on which we publicly disclose the scheduled date of the 2013 Annual Meeting of Shareholders. In order to be properly submitted, your notice to the Corporate Secretary must contain specific information as required under the Company’s Bylaws. If you would like a copy of the Company’s current Bylaws, please write to the Corporate Secretary at the address above.

4.

Without limiting the advance notice provisions in the Company’s Bylaws, which contain procedures that must be followed for a matter to be properly presented at an annual meeting, the proxy holders will have discretionary authority to vote all shares for which they hold proxies with respect to any shareholder proposal or nomination received after the deadline for such proposals or nominations set forth in our Bylaws. Such discretionary authority may be exercised to oppose a proposal or nomination made by a shareholder.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

·	With respect to the proposal to elect the Board’s nominees, Mr. Hall and Mr. O’Dea, votes “For” and “Withhold” and broker non-votes; and

·	With respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

·	For the election of the Board’s nominees, Mr. Hall and Mr. O’Dea, the two nominees properly placed before the meeting and receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome. Broker non-votes will have no effect.

·	Proposal No. 2, the amendment and restatement of the Company’s Articles of Incorporation to provide for the annual election of directors, will be approved if it receives “For” votes, either in person or by proxy, from the holders of 66 2/3% of the outstanding shares of the Company. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

·	Proposal No. 3, the advisory approval of the compensation of the Company’s named executive officers, will be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

·	Proposal No. 4, ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 30, 2012 will be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 13,219,961shares outstanding and entitled to vote. Thus, the holders of 6,609,981shares must be present in person or represented by proxy at the meeting to have a quorum.

5.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to shareholders are available at http://investor.peets.com/annual.cfm.

6.

Proposal 1

Election of Directors

The Company’s Articles of Incorporation and Bylaws currently provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors unless the Board determines by resolution that such vacancies shall be filled by the shareholders. A director elected to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of eight members. There are two directors in the class whose term of office expires in 2012. Each of the nominees for election to this class is currently a director of the Company and was previously elected by the shareholders. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. If elected at the 2012 Annual Meeting, each of the nominees will serve until the 2015 Annual Meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes presented in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that the nominees will be unable to serve.

It is the Company's policy to encourage directors to attend the annual meeting. All but one of the Company's directors attended the 2011 Annual Meeting of Shareholders.

Qualifications of Members of our Board of Directors

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the annual meeting. The brief biographies below also include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to recommend that person as a nominee or conclude that such person should continue to serve on the Board of Directors.

Nominees for Election for a Three-year Term Expiring at the 2015 Annual Meeting

Ted W. Hall

Ted W. Hall, 63, joined our Board of Directors in October 2008. Since 1994, Mr. Hall has been General Manager of Long Meadow Ranch and President of the associated Long Meadow Ranch Winery, producers of wine, olive oil, beef, eggs and heirloom fruits and vegetable using sustainable, organic farming methods. He has also been the Managing Director of Mayacamas Associates, a consulting firm, since 2000. From 2003 to 2005, Mr. Hall was the Chairman of the Board of The Robert Mondavi Corporation, a global producer of fine wines. From 1972 to 2000, Mr. Hall served in a variety of senior leadership roles at McKinsey & Company, a consulting company, including as an elected member of the McKinsey shareholder committee, which is McKinsey’s board of directors. Since 2007, Mr. Hall has served as a director of Dolby Laboratories, Inc. and Williams-Sonoma, Inc. He also serves as a director of Basic American, Inc.

The Nominating and Governance Committee believes that Mr. Hall brings experience in corporate governance, strategy, finance and accounting matters to the Board. Mr. Hall also has broad experience in production, distribution, and retailing in food-related industries and frequently provides insight on these matters.

7.

Patrick J. O'Dea

Patrick J. O’Dea, 50, has served as our Chief Executive Officer and President and as a director since May 2002. From 1997 to 2001, he was Chief Executive Officer of Archway/Mother’s Cookies and Mother’s Cake and Cookie Company, a baked goods company. From 1995 to 1997, Mr. O’Dea was the Vice President and General Manager of the Specialty Cheese Division of Stella Foods, a preserved food company. From 1984 to 1995, he was with The Procter & Gamble Company, a global consumer products company, where he marketed several of the company’s snack and beverage brands.

The Nominating and Governance Committee believes that Mr. O’Dea’s longstanding consumer packaged goods and management experience combined with an intimate knowledge of the operational, financial and strategic development of the Company are of material value to the Board.

The Board Of Directors Recommends A Vote

“For” Each of the Named Nominees

Directors Continuing in Office Until the 2013 Annual Meeting

David Deno

David Deno, 54, joined our Board of Directors in August 2006. Mr. Deno has been the Chief Financial Officer of the international division of Best Buy Co., Inc., a specialty retailer of consumer-electronics and related products and services, since December 2009. In May 2010 he was also named the President of the Asia Division. Prior to that he was a Managing Director with Obelysk Capital, a private equity firm, from May to December 2009. Mr. Deno was not employed in March and April of 2009. From January 2008 to February 2009, Mr. Deno was the President and then CEO of Quiznos LLC, an operator of quickserve restaurants. From August 2006 to December 2007, he was a Managing Director with CCMP Capital Advisors, LLC, a private equity firm. Prior to this, he had a 15-year career with YUM! Brands, Inc., a restaurant company, where between 1999 and 2004 he served first as Chief Financial Officer and later as Chief Operating Officer. Mr. Deno has served as a director of NXT Nutritional Holdings, Inc. since May 2009 and as a director of Brinker International, Inc. since April 2011.

The Nominating and Corporate Governance Committee believes that Mr. Deno's prior history of senior level finance and operating jobs in the food and restaurant business enables him to bring valuable knowledge to the Board in this sector. In addition, given his education and experience in finance, Mr. Deno frequently provides advice and insight on financial matters.

Michael Linton

Michael Linton, 55, joined our Board of Directors in March 2005. Mr. Linton has been the Executive Vice President, Enterprise Chief Marketing Officer of Farmers Insurance since October 2011. Prior to that he was Executive Vice President, Marketing at FMN Technologies, an early stage technology start-up in Silicon Valley, since September 2010. He was a consultant, advisor and columnist for Forbes.com, an online business periodical, from March 2009 through September 2010. From December 2006 to March 2009, Mr. Linton held executive positions at eBay, Inc., an ecommerce company, including Chief Marketing Officer and Senior Vice President for eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. From September 2006 to November 2006, Mr. Linton was an independent consultant. From January 1999 to August 2006, Mr. Linton was Executive Vice President and Chief Marketing Officer for Best Buy Co., Inc., a specialty retailer of consumer-electronics and related products and services. Mr. Linton has served as a director of Support.com Inc. since February 2010 and Capella Education Company since December 2010.

The Nominating and Corporate Governance Committee believes that Mr. Linton’s prior history of senior level marketing and operating positions in retail and Internet businesses enables him to bring valuable knowledge to the Board in these sectors. Mr. Linton also possesses significant experience in brand management, consumer loyalty and strategic positioning and frequently provides advice and insight on these matters.

8.

Jean-Michel Valette

Jean-Michel Valette, 51, has served as Chairman of our Board of Directors since January 2004 and a director since July 2001. Mr. Valette has been an independent advisor to branded consumer companies since May 2000. Mr. Valette also served as Chairman of The Robert Mondavi Winery, a California producer of fine wines, from April 2005 to October 2006, and as its President and Managing Director in 2004 and 2005. From 1998 to 2000, Mr. Valette was President and Chief Executive Officer of Franciscan Estates. Mr. Valette has served as a director of Select Comfort Corporation since 1994 (where he has served as Chairman since May 2010) and The Boston Beer Company, Inc. since 2003.

The Nominating and Corporate Governance Committee believes that Mr. Valette’s experience as a director and senior executive for a broad range of branded consumer growth companies enables him to bring valuable knowledge and strategic insight to the Board. Mr. Valette is also a financial expert and frequently provides advice and insight on financial matters.

Directors Continuing in Office Until the 2014 Annual Meeting

Gerald Baldwin

Gerald Baldwin, 69, has served on our Board of Directors since 1971 and served as its Chairman from 1994 to 2001. From 1971 to 1994, Mr. Baldwin was our President and Chief Executive Officer. He has been the proprietor of J. Baldwin Wines, a producer of Zinfandel wines, since 2000. He has served as a director of TechnoServe, Inc., a non-profit organization operating in Africa and Latin America since 2000. Mr. Baldwin served as a director of Association Scientifique Internationale du Café from 1999 to 2005 and as its President from 2001 to 2004. He has also served as a director of Specialty Coffee Association of America, the founding chairman of its Technical Standards Committee, and as Trustee and Chairman of the Coffee Quality Institute.

The Nominating and Corporate Governance Committee believes that Mr. Baldwin’s extensive coffee experience and his deep understanding of the business provide a significant contribution to maintaining Peet’s as the gold standard coffee company. His prior history and leadership experience with the Company bring valuable roasting, sourcing, and product quality knowledge to the Board.

Hilary Billings

Hilary Billings, 48, joined our Board of Directors in January 2002. Since 2004, Ms. Billings has been an independent brand strategy advisor, working with companies such as Wal-Mart Stores, Inc., Hallmark Cards, Inc. and Crate & Barrel, Inc. From 1999 to 2004, Ms. Billings was Chairman of the Board and Chief Marketing Officer of RedEnvelope, Inc., an internet retailer of upscale gifts. Prior to this, Ms. Billings served in senior brand strategy positions at Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company, and Pottery Barn, a division of Williams-Sonoma, Inc., a home furnishing retailer. From 2005 to 2009, Ms. Billings served as a director of Design Within Reach, Inc.

The Nominating and Corporate Governance Committee believes that Ms. Billings’ experience in leading the launch of numerous specialty retail and hospitality brands provides valuable perspective to the Board. Ms. Billings also brings significant experience and insight on new brand development, brand building and managing portfolios of brands.

Elizabeth Sartain

Elizabeth Sartain, 57, joined our Board of Directors in October 2007. Ms. Sartain has served as an independent human resource advisor and consultant since April 2008. She previously served as an executive vice president and chief people Yahoo at Yahoo! Inc., an online media company, from August 2001 to April 2008. Before joining Yahoo!, Ms. Sartain held executive and officer positions at Southwest Airlines Co., an airline company, for thirteen years, where she led all human resources functions. Ms. Sartain is the co-author of three widely-read books on successful employment strategies and contributes regularly to industry and business publications on human resource management issues. Ms. Sartain has served as a director of Manpower Inc. since August 2010.

9.

The Nominating and Corporate Governance Committee believes that Ms. Sartain’s experience in human resources and corporate and executive compensation add an important perspective on organizational development and strategy to the Company.

Independence of the Board of Directors

As required by the NASDAQ Stock Market listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the Company's counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mses. Billings and Sartain, and Messrs. Baldwin, Deno, Hall, Linton, and Valette. Mr. O’Dea, the Company’s President and Chief Executive Officer, is not independent by virtue of his employment with the Company.

Board Leadership Structure

The Board of Directors of the Company has an independent chair, Mr. Valette, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. It is the policy of the Company that, absent unusual circumstances as determined by the Board, the positions of Board Chair and Chief Executive Officer be held by different individuals. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews the risks associated with the Company’s strategic direction, operations and financial performance. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, and assesses and monitors whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees management of financial risks including liquidity and balance sheet risks, and the steps our management has taken to monitor and control these risks. The Audit Committee also monitors insurance and risk transfer arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board Meetings and Committees

During the fiscal year ended January 1, 2012, the Board met eight times. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

10.

As required under applicable NASDAQ listing standards, in fiscal 2011, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Valette, as Board Chair, presided.

The Board of Directors has established Corporate Governance Guidelines for the conduct and operation of the Board, which are available on our corporate website at www.peets.com.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended January 1, 2012 for each of these standing committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Gerald Baldwin	Member		Member
Hilary Billings		Chair
David Deno	Chair
Ted W. Hall			Member
Michael Linton		Member	Chair
Elizabeth Sartain		Member
Patrick J. O’Dea
Jean-Michel Valette	Member		Member

Total meetings in fiscal 2011	10	11	4

Audit Committee

The Audit Committee acts on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of disclosure controls and procedures, internal control over financial reporting, compliance with ethical standards adopted by the Company, and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing audit services. The Audit Committee is responsible for recommending to the Board of Directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K.

The Audit Committee is composed of three directors: Messrs. Baldwin, Deno, and Valette. Mr. Deno is the Chair of the Audit Committee. The Audit Committee met ten times during fiscal 2011. As determined by the Board of Directors, all members of the Company’s Audit Committee are independent (as independence is defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has also determined that Messrs. Deno and Valette qualify as "audit committee financial experts," as defined in applicable rules and regulations of the SEC. The Audit Committee charter is available on our corporate website at www.peets.com.

The charter of the Audit Committee grants the Audit Committee full access to all books, records, facilities and personnel of the Company, as well as authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors and consultants that the Audit Committee considers necessary or appropriate in the performance of its duties. In addition, the Audit Committee has sole authority to appoint, oversee, retain and determine compensation for, at the expense of the Company, the Company’s auditors.

The Audit Committee is responsible for reviewing and approving, in advance, all related party transactions. See Related-Person Transactions Policies and Procedures for additional information.

The Report of the Audit Committee is included under Proposal 4 – Ratification of Selection of Independent Registered Public Accounting Firm.

11.

Compensation Committee

The purpose of the Compensation Committee is to provide assistance and guidance to the Board in fulfilling its oversight responsibilities with respect to the Company’s compensation programs for officers, directors and other employees, as well as to review the Compensation Discussion and Analysis and prepare the Committee report included herein in accordance with applicable rules and regulations of the SEC. The Committee makes recommendations concerning salaries and incentive compensation, awards stock options and stock purchase rights to employees and consultants under the Company’s equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act.

The Compensation Committee is composed of three directors: Mses. Billings and Sartain, and Mr. Linton. Ms. Billings is the Chair of the Compensation Committee. The Compensation Committee met eleven times during fiscal 2011. As determined by the Board of Directors, all members of the Company’s Compensation Committee are non-employee directors and are independent (as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee charter is available on our corporate website at www.peets.com.

Compensation Committee Processes and Procedures; Information Regarding the Independent Compensation Consultant

The Compensation Committee meets at least four times annually and with greater frequency as necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The role of executive officers in compensation decisions is described in the Compensation Discussion and Analysis section of this proxy statement. The stock award granting policy adopted by the Compensation Committee is also described in the Compensation Discussion and Analysis section in this proxy statement.

Although the Compensation Committee considers matters related to individual compensation as well as high-level strategic issues at various meetings throughout the year, it has historically made most of the significant adjustments to annual compensation, determined cash incentive awards and established new cash incentive award target payments and goals at one or more meetings held during the first quarter of the year. At the end of fiscal 2011 however, the Committee established fiscal 2012 cash incentive award target payments and goals.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. Expenditures for external resources that are expected to be material and outside the ordinary course of the Committee’s practices shall be recommended to the Board for approval. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of executive compensation.

In 2009, the Compensation Committee engaged Compensia Inc. as its independent compensation consultant. Under its engagement, Compensia may provide the Committee with a variety of services including: periodic review of executive compensation philosophy; competitive assessment of executive compensation levels and pay-for-performance linkage; advice regarding executive cash and broad-based equity incentive program design; advice regarding compensation for the Board of Directors; and other ad-hoc support, including review of the Company’s proxy statement. Currently, the Competitive Data reviewed by the Committee in connection with making compensation decisions for the Company’s executive officers is prepared by the Company’s director of compensation and benefits, rather than Compensia. Compensia advises the Committee regarding the criteria for including or excluding companies from the peer group, the final composition of the peer group, the use of the Kenexa CompAnalyst® data and similar matters. Additionally, Compensia provides advice and guidance to the Committee regarding individual compensation decisions and program designs based on the foregoing. On behalf of the Compensation Committee, Compensia also conducted an compensation risk assessment. Compensia does not provide any additional services to the Company.

12.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2011 are described in the Compensation Discussion and Analysis section of this proxy statement. The Report of the Compensation Committee is included after such section.

Information regarding the compensation risk assessment is included in the Compensation Risk Assessment section of this proxy statement.

Information regarding the Compensation Committee’s processes and procedures for considering and recommending non-employee director compensation is included in the Director Compensation section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, during fiscal 2011, the Compensation Committee consisted of Ms. Billings, Ms. Sartain and Mr. Linton. None of the Compensation Committee members:

·	Has ever been an officer or employee of the Company;

·	Is or was a participant in a related-person transaction in 2011; or

▪	Is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to (i) oversee the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend such candidates to the Board; and (vi) make such other recommendations to the Board regarding affairs relating to the directors of the Company.

The Nominating and Corporate Governance Committee is composed of four directors: Messrs. Baldwin, Hall, Linton, and Valette. Mr. Linton is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times during fiscal 2011. As determined by the Board of Directors, all members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee charter is available on our corporate website at www.peets.com.

Nomination Process

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's shareholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of shareholders. In conducting its assessment, the Committee considers diversity of background, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Although the Company does not have a written policy regarding Board diversity, the Committee believes that having members of the Board with a diverse range of ages, races, genders, experiences and backgrounds will contribute to a diversity of viewpoints and enhance the Board’s effectiveness. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable rules and regulations of the SEC and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

13.

At this time the Nominating and Corporate Governance Committee does not consider director candidates recommended by shareholders. The Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the established criteria for Board membership.

Shareholder Communications with the Board of Directors

The Company has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders may communicate with the Board of Directors or any of its specific members (including the chairs of the various standing committees) by writing to them c/o Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520. Alternatively, shareholders may send an e-mail to investorrelations@peets.com or calling our Investor Relations representative at 510-594-2100. The Board will review all communications received at its regularly scheduled meetings. Additionally, all Board members typically attend the Company’s annual meeting and will be available for questions or to receive comments from shareholders.

14.

Proposal 2

Amendment and Restatement of the
Articles of Incorporation to
Provide for the Annual Election of Directors

After careful consideration and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously determined that it would be in the best interests of the Company and our shareholders to phase out the classification of the Board and provide for the annual election of all directors. Accordingly, the Board has approved, and is now asking the Company’s shareholders to approve, an amendment and restatement of the Company’s Articles of Incorporation to effect this change, as further described below.

Peet’s Current Classified Board Structure

Our Articles of Incorporation and Bylaws currently provide that our Board of Directors be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Consequently, at any given annual meeting of shareholders, our shareholders have the ability to elect only one class of directors, constituting roughly one-third of the entire Board.

Proposed Declassification of the Board

In December 2011, the Board of Directors voted to approve, and to recommend that our shareholders approve at the 2012 Annual Meeting, an amendment and restatement of our Articles of Incorporation that upon filing with the Secretary of State of the State of Washington will eliminate the Board’s classified structure. If our shareholders approve the proposed amended and restated Articles, directors who have been elected to three-year terms prior to the filing of such Articles (including directors elected at the 2012 Annual Meeting) will complete those terms. Thereafter their successors will be elected to one-year terms and, from and after the annual meeting to be held in 2015, all directors will stand for election annually. Directors elected to fill newly created directorships resulting from an increase in the number of directors or any vacancies on the Board of Directors will serve until the next annual meeting.

The general description of the proposed changes to the Articles of Incorporation set forth above is qualified in its entirety by reference to the text of the proposed amended and restated Articles of Incorporation attached as Annex A to these proxy materials. Additions to the Articles are indicated by underlining and deletions to the Articles are indicated by strike-outs.

Our Board of Directors has also approved amended and restated Bylaws to eliminate the Board’s classified structure, to be effective upon the filing of the amended and restated Articles of Incorporation with the Secretary of State of the State of Washington.

Rationale for Declassification

In determining whether to propose the declassification of the Board as described above, the Board carefully reviewed the various arguments for and against a classified Board structure.

The Board recognizes that a classified structure may offer several advantages, such as promoting Board continuity and stability, encouraging directors to take a long-term perspective, and reducing a company’s vulnerability to coercive takeover tactics. The Board also recognizes, however, that a classified structure may appear to reduce directors’ accountability to shareholders, since such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. The Board noted that many U.S. public companies have eliminated their classified Board structures in recent years and believes that implementing annual elections for all directors would be a “best practice” in corporate governance.

In view of the considerations described above, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, determined that it is in the best interests of the Company and our shareholders to eliminate the classified Board structure and provide for the annual election of directors. Therefore, the Board of Directors has unanimously approved the proposed amended and restated Articles of Incorporation, a copy of which is attached to this proxy statement as Annex A.

15.

Required Vote

Under the Company’s current Articles of Incorporation, this Proposal 2 must be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the outstanding shares of the Company entitled to vote at an election of directors. Accordingly, this proposal will be approved, and the proposed amended and restated Articles of Incorporation adopted, upon the affirmative vote, either in person or by proxy, of the holders of 66 2/3% of our outstanding common stock. Abstentions and broker non-votes will have the effect of an “Against” vote on this proposal.

The Board Of Directors Recommends

A Vote “For” Proposal 2

16.

Proposal 3

Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Shareholders, the shareholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the Company’s named executive officers (commonly referred to as a “say-on-pay vote”) every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, the Company is again asking the shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in the Executive Compensation section of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on tying a substantial percentage of executive compensation to the attainment of objectives that, we believe, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the base salary, cash incentive compensation and the equity incentive compensation provided to our named executive officers are designed to enable us to maintain competitive pay practices that attract, retain and reward top talent, while, at the same time, strongly aligning executive compensation, our performance and the interests of our shareholders.

The Board encourages our shareholders to read the disclosures set forth in the Compensation Discussion and Analysis section of this proxy statement to review the correlation between compensation and performance, as well as the compensation actions taken in fiscal 2011. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“ RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2012 Annual Meeting. For purposes of this vote, abstentions will be counted toward the tabulation of votes cast and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

The Board Of Directors Recommends

A Vote “For” Proposal 3

17.

Proposal 4

Ratification of Selection of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012. Upon recommendation of the Audit Committee, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification at the 2012 Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 1996. Representatives of Deloitte & Touche LLP are expected to be present at the 2012 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee recommended, and the Board is, submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the 2012 Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. For purposes of this vote, abstentions will be counted toward the tabulation of votes cast and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

Auditor’s Fees

With respect to the fiscal years ended January 1, 2012 and January 2, 2011, the aggregate fees billed by Deloitte & Touche LLP were as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees	$614,000	$621,000
Audit Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–

Audit Fees, as set forth in the table above, represent the aggregate fees billed by Deloitte & Touche LLP for the audit of our financial statements and internal control over financial reporting for such fiscal years and for the review of our interim financial statements. There were no hours incurred on the audits that were not performed by full-time employees of Deloitte & Touche LLP.

During the fiscal years ended January 1, 2012 and January 2, 2011, Deloitte & Touche LLP did not render or bill for any other professional services other than those described above as Audit Fees.

Pre-Approval of Services by Deloitte & Touche LLP

All fees incurred with respect to the fiscal years ended January 1, 2012 and January 2, 2011 were pre-approved by the Audit Committee.

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but any pre-approval of services under such delegated authority must be reported to the full Audit Committee at its next scheduled meeting.

18.

The Board Of Directors Recommends

A Vote “For” Proposal 4

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and on internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 1, 2012 with the Company’s management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 280), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the  Audit Committee concerning independence, and the  Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the  Audit Committee’s review and discussions noted above, the  Audit Committee  has  recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

The Audit Committee

David Deno, Chair

Gerald Baldwin

Jean-Michel Valette

The foregoing Report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

19.

Executive Compensation

Compensation Discussion and Analysis

This section of the proxy statement explains how Peet’s executive compensation programs are designed and operate with respect to Patrick J. O’Dea, President and Chief Executive Officer (CEO); Thomas P. Cawley, Vice President, Chief Financial Officer (CFO); Kay L. Bogeajis, Vice President, Retail; and Shawn W. Conway, Vice President, Chief Supply Chain Officer (referred to as our named executive officers). This section also identifies the material elements and objectives of compensation provided to the named executive officers in fiscal 2011, and the reasons supporting such compensation. For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other compensation disclosures included in this proxy statement.

Executive Summary

2011 Business Performance

For fiscal 2011 cash incentive awards, the Committee elected to establish a single performance measure – operating income. The Committee determined that the single metric of operating income would appropriately align the cash component of executive compensation with shareholder interests by capturing achievement of underlying earnings, margin and revenue business goals while allowing management flexibility to implement a variety of levers affecting expenses, revenues and longer-term opportunities. The Committee believed this flexibility was particularly important in fiscal 2011 as the Company faced a rapidly evolving marketplace, including spiraling coffee costs. The target operating income performance of $32.580 million was consistent with the $1.53 to $1.60 EPS guidance range for fiscal 2011 that the Company had provided in November 2010.

During fiscal 2011, management implemented price increases as well as several cost reduction and growth initiatives. Overall, we exceeded our original revenue goal, achieving 11% growth year over year; however, we fell short of our operating income target, primarily as a result of coffee costs that were 42% higher per pound than what we had paid in fiscal 2010.

	Fiscal 2011	Fiscal 2010
	(in thousands)		% Change
Operating income, as reported	$27,607	$27,538	–%
Non-GAAP operating income (1)	$30,867	$28,474	8%

(1)	Fiscal 2011 Non-GAAP results exclude $3.260 million of Litigation-related expenses. Fiscal 2010 Non-GAAP results exclude $936,000 of combined Transaction-related and Litigation-related expenses. Litigation-related expenses reflect a) expenses incurred in connection with a class action lawsuit filed against the Company in the first quarter of 2010, including in connection with the pending settlement thereof, and b) amounts recorded into income in 2010 in connection with a class action lawsuit filed against the Company in the third quarter of 2008, based on the difference between the previously recorded liability and the final settlement payment. Transaction-related expenses reflect legal and related expenses incurred in connection with a subpoena received by the Company from the Federal Trade Commission (FTC) relating to the FTC’s anti-trust review of the acquisition of Diedrich Coffee by Green Mountain Coffee Roasters.

Overview of 2011 Executive Compensation

The material elements and objectives of Peet’s executive compensation program did not change from fiscal 2010 to 2011. Our executive compensation program continued to be designed along three general principles: (1) competitive pay practices, (2) pay-for-performance and (3) use of long-term equity incentive compensation.

20.

Key highlights of the three primary elements of total compensation for our named executive officers for fiscal 2011 include:

•	Base Salary. For the reasons further detailed under Discussion of Compensation Actions for our Named Executive Officers below, the Committee approved the following base salary increases in fiscal 2011: Mr. O’Dea — 4%; Mr. Cawley — 2%; and Ms. Bogeajis — 6%. Mr. Conway, who was not an executive officer until March 2011, received a 6% increase in fiscal 2011.

•	Cash Incentive Compensation. Consistent with our philosophy of competitive pay practices and pay for performance, we increased our target annual cash incentive awards for each of our executive officers other than Mr. O’Dea from 30% to 35%. Mr. O’Dea’s target award remained at 90%. Based on the Committee’s evaluation of the Company’s 2011 operating income, Mr. O’Dea earned 79% of his cash incentive target (or 71% of base salary) and each of the other named executive officers earned 79% of their respective cash incentive targets (or 28% of base salary).

•	Equity Compensation. We continue to provide annual stock option grants to our executive officers, with award values generally targeted at market median (50th percentile) based on the Competitive Data (as described below under Competitive Pay Practices). For Mr. O’Dea and Mr. Cawley, the values used to size their 2011 grants were largely unchanged year over year and generally were aligned with the 50th percentile of Competitive Data. For Ms. Bogeajis and Mr. Conway, 2011 grant values were above the 50th percentile, in recognition of strong performance in their respective areas during the prior year.

Results of our 2011 “Say-On-Pay” Proxy Vote

At our 2011 Annual Meeting of Shareholders, we conducted, for the first time, a non-binding advisory vote of our shareholders on the compensation of our named executive officers. At that meeting, approximately 96% of the voting power of the shares present and entitled to vote on the proposal voted “For” a resolution that approved the compensation of our named executive officers. Although none of the Compensation Committee’s subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote, the Committee took the vote outcome into consideration in the course of its deliberations and expects to continue to do so with respect to future advisory votes concerning executive compensation.

Other Information

•	Responsible “Burn Rate.” In administering our equity incentive programs, we consider the effect of equity grants on our “burn rate.” Over the last three years, we have maintained an average gross equity award burn rate of 2.4%, which is below the 2.7% three-year average annual burn rate of the companies in the Global Industry Classification Standards consumer services group segmented within the Russell 3000. We calculate our burn rate by dividing new equity awards granted during each year (applying a multiplier of 2.5 to stock awards other than stock options) by the weighted average common shares outstanding during such year.

•	No Re-Pricing of Stock Options. Our equity plans do not permit re-pricing underwater stock options held by executives or other individuals without shareholder approval.

•	No Single-Trigger Severance. Our Key Employee Severance Benefit Plan and Change of Control Stock Award Acceleration Plan include double-trigger provisions (other than for awards granted prior to December 31, 2007). A “double trigger” requires a change of control plus a qualifying termination of employment before benefits are paid or stock awards are accelerated.
•	No Tax Gross-Up. Our Key Employee Severance Benefit Plan and Change of Control Stock Award Acceleration Plan do not provide a tax gross-up for any benefits payable under either plan.

•	No Excessive Compensation Risk: Our compensation programs were reviewed by the Compensation Committee and determined not to create inappropriate or excessive risk that is likely to have a material adverse effect on the Company.

21.

Compensation Program Objectives and Principles

We designed our executive compensation program to (i) attract and retain outstanding executive officers capable of leading the Company to achieve its business objectives and (ii) establish an appropriate link between executive compensation and Company performance, including the enhancement of shareholder value. To that end, we designed our compensation program based on the following general principles:

•	Competitive pay practices, taking into account the pay practices of other peer companies (identified below) of comparable industry, size and performance with which we compete for executive talent;

•	Emphasis on pay-for-performance as a component of compensation through a cash incentive program designed to reward executives for achievement of annual corporate performance goals; and

•	Use of equity-based incentives designed to motivate executives to focus on long-term strategic objectives, to align the interests of management and the shareholders and to provide opportunities for management to share in the benefits that they achieve for our shareholders.

Competitive Pay Practices

The Compensation Committee believes that in order to attract and retain outstanding executives, we must offer a competitive total compensation package. In evaluating “competitive” compensation levels, the Compensation Committee looked at market ranges of total compensation, as well as market ranges for each element of total compensation (base salary, cash incentive opportunity, and equity compensation). For the CEO and CFO positions, the Committee used a peer group of similar companies as described below. For other executive positions, where data for comparable jobs is not necessarily available from public proxy statements, the Committee used Kenexa CompAnalyst® data for companies in the manufacturing of non-durable goods industry and the retail and wholesale industry, with revenues of $200 million to $500 million and located in the San Francisco Bay Area. These criteria were selected to match the peer group criteria discussed below as closely as possible within the limitations imposed by the Kenexa CompAnalyst® database. Collectively, we refer to this compensation data from peer group and geographically similar companies as our “Competitive Data.”

For 2011, the Compensation Committee updated the peer group used for the CEO and CFO positions based on the following criteria:

•	Industry — the Compensation Committee considered our direct competitors, plus companies in the packaged foods and restaurant industries that have an identifiable brand;

•	Size — the Compensation Committee considered companies of similar size, defined within a range of 50% to 200% of the Company’s size, with annual revenue from $150 million to $625 million and/or market capitalization from $230 million to $925 million; and

•	Performance — the Compensation Committee considered companies with a profile of profitable growth that is similar to Peet’s as measured by revenue growth, earnings per share growth, and total shareholder return over the most recent three year period.

22.

 After identifying 23 companies matching its industry and size criteria, the Compensation Committee further refined the peer group using its performance criteria. Green Mountain Coffee Roasters and Caribou Coffee are less similar to the Company than the other peer group companies based on the size and performance criteria but were included in the peer group as coffee companies. Starbucks, although in a substantially similar business, was not included in the peer group due to its significantly larger size. The 12 companies approved by our Compensation Committee for our 2011 peer company benchmark were:

Packaged Foods/Beverages	Restaurants
The Boston Beer Company, Inc.	BJ’s Restaurants
*B&G Foods, Inc.	Buffalo Wild Wings
*Diamond Foods, Inc.	Caribou Coffee
Farmer Brothers Co.	*Jamba, Inc.
Green Mountain Coffee Roasters
J&J Snack Foods
Lance, Inc.
*Tootsie Roll Industries

___________

*indicates a company added to the peer group for fiscal 2011

California Pizza Kitchen Inc., Red Robin Gourmet Burgers, Sonic Corp. and Texas Roadhouse Inc., which had been included in the peer group for fiscal 2010, were excluded from the fiscal 2011 peer group because they no longer matched the Company’s performance profile in the opinion of the Committee. Each company had revenues in excess of $625 million.

Emphasis on Pay-for-Performance

We maintain a cash incentive program designed to reward achievement of one or more Company goals as set by the Compensation Committee each year based on our financial performance and strategic objectives. The goals are the same for all executives to help reinforce and reward executive teamwork and execution. In general, the performance goals are set by the Compensation Committee based on our budget for the applicable year, strategic objectives set by the Board as a whole and recommendations prepared by Mr. O’Dea.

In February 2011, the Compensation Committee evaluated the cash incentive compensation opportunity of each executive officer based on a review of the Competitive Data. The Committee determined that the cash incentive opportunity for each executive officer for performance at or above target, when the Company has achieved or exceeded its annual performance goals, was below the 50th percentile indicated by the Competitive Data, with the exception of the CEO, whose cash incentive opportunity was determined to be at the 50th percentile. The Committee determined that this below-market position continued to reflect a “pay mix” issue and increased target percentages to 35% for each executive officer (other than the CEO) in accordance with a multi-year plan to shift the pay mix toward more variable cash.

Use of Equity-Based Incentives

Stock options granted under our equity incentive plan are used to align the interests of shareholders and management. Stock options are granted to executives to provide a continuing financial incentive to maximize long-term value to shareholders and to help make the executive’s total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employment of the Company.

The granting of stock options for executive officers has generally taken two forms: initial grants and annual grants. Annual grants generally have a four-year vesting schedule and are granted in accordance with our stock award granting policy. Our stock award granting policy expressly prohibits the timing or selection of grant dates of any stock option or award in coordination with the release by us of material non-public information. Our grants for executive officers are approved by the Compensation Committee in advance of the effective date of the grant (the “trigger date”), with the effective date of the grant occurring on the 15th of the month (or next trading day) following the month in which the grant is approved. If the 15th of the month is within 5 days of a scheduled earnings release, then the effective date of our executive officer grants is the 7th calendar day after the release. The methodology for determining our annual grants is described under “Executive Compensation Discussion” below.

23.

Employees at a vice president level or above (including all our executive officers) as well as other specified employees are prohibited from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock.

Role of Executive Officers in Compensation Decisions

The Compensation Committee, in its sole discretion, determines the compensation and other terms of employment of Mr. O’Dea, based on its evaluation of his performance in light of relevant corporate performance goals and objectives and its review of the Competitive Data. Mr. O’Dea is not present for the discussion and does not participate in decisions regarding his compensation. However, as one element in its decision-making process, the Compensation Committee does seek Mr. O’Dea’s recommendations for the performance goals to be utilized in determining the annual cash incentive compensation for all named executive officers.

Mr. O’Dea makes recommendations to the Compensation Committee regarding the compensation and other terms of employment for each named executive officer other than himself. The Compensation Committee reviews and considers these recommendations in its deliberations, taking into account each executive’s contributions to corporate performance goals and objectives. Mr. O’Dea may be present during these deliberations but is not a member of the Compensation Committee and may not vote.

Compensation Committee’s Independent Advisor

The Compensation Committee has the authority to hire, at the Company’s expense, an independent compensation consultant to provide counsel and advice on executive compensation matters, including the Competitive Data prepared by management for the Committee’s consideration. During 2011, the Committee continued to engage Compensia Inc. In serving its advisory role, Compensia attended seven meetings of the Compensation Committee in 2011 including five meetings (or portions thereof in executive session) without management present. Compensia conducted an Executive Compensation Risk Assessment and reported its findings to the Committee as described below. Compensia is engaged directly by the Committee and has no other relationship with, nor provides any other services for, the Company or its executives. To assist Compensia in its advisory role, management provided Compensia with factual information (e.g., plan documents, compensation data, meeting materials), but management did not otherwise engage with Compensia. For additional information please refer to Proposal 1 – Election of Directors – Board Meetings and Committees – Compensation Committee – Compensation Committee Processes and Procedures; Information Regarding the Independent Compensation Consultant.

24.

Elements of Executive Compensation

Our executive compensation program consists of base salary, cash and equity incentive compensation and other benefits described below.

Element	What it Rewards	Why We Use It

Base Salary	Rewards the performance of core job responsibilities taking into account the knowledge, skills and abilities of each executive	Provides a fixed compensation level that is evaluated on an annual basis to maintain competitiveness with peer company practices

Annual Cash Incentive	Rewards achievement of the Company’s annual business objectives (e.g., increasing shareholder value, improving margin, investing for future growth)

Provides competitive total cash compensation when we achieve our annual business objectives

Rewards executives with additional cash compensation when our annual objectives are exceeded

Reduces cash compensation when annual objectives are not met

Equity Compensation (Stock Options)	Rewards the achievement of the Company’s long-term objectives as reflected in total shareholder return

Complements the cash components of the total compensation package to provide a total pay mix that is competitive with market practice and allows us to attract top executive talent

Aligns the long-term financial interests of executives with those of our shareholders

Retention incentive for executives by delivering value over a multi-year period

Deferred Compensation Benefits	Continued employment	Provides opportunity for tax deferred savings to help offset contribution limitations affecting executives under tax qualified plan

Retirement and Other Benefits	Continued employment	Provides opportunity for tax deferred retirement savings available to all benefits-eligible employees; provide health and welfare benefits

Severance and Change of Control	Continued employment, including continued employment where a potential or actual change of control of the Company could result in the executive’s involuntary loss of employment

Provides protection against involuntary loss of employment

Maintains commitment and focus of executives during periods of uncertainty by providing protection against involuntary loss of employment in the event of a change of control

Perquisites	Continued employment	Provided in limited circumstances

Discussion of Fiscal 2011 Compensation

Base Salary

Base salaries for executives were initially set at hire based on the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. These base salaries are subject to annual review and adjustment. An individual’s base salary is also subject to review and adjustment upon his or her promotion.

25.

The Compensation Committee evaluated the performance of Mr. O’Dea, Mr. Cawley and Ms. Bogeajis at its meetings in February and March 2011. Performance was evaluated based on a variety of factors, both individual and corporate, as well as level of responsibility, the Competitive Data, and the Company’s budget for salary increases across all salaried employees. The Committee did not evaluate the performance of Mr. Conway at this time because he had not yet been appointed as an executive officer of the Company. Individual salary increase decisions are discussed for each executive in Discussion of Compensation Actions for our Named Executive Officers below.

The annualized base salaries of our named executive officers for 2010 and 2011 were:

Executive Officer	2010 Salary (effective March 15, 2010)	2011 Salary (effective March 14, 2011)	% Change
Patrick O’Dea	$600,000	$624,000	4%
Thomas Cawley	$417,325	$425,672	2%
Kay Bogeajis	$308,990	$327,529	6%
Shawn Conway	$315,000	$333,900	6%

Cash Incentive Compensation

As discussed above, each of our named executive officers is eligible to earn an annual cash incentive payment based on his or her target opportunity and, typically, achievement of annual company financial performance and strategic goals.

Cash Incentive Targets. As discussed above under Emphasis on Pay-for-Performance, the cash incentive opportunity for each executive officer (other than Mr. O’Dea) increased from 30% to 35% in fiscal 2011. Mr. O’Dea’s target opportunity was unchanged. 2011 threshold, target and maximum cash incentive opportunities for each of our named executive officers, as a percentage of salary were:

Executive Officer	At Threshold %	At Target %	At Maximum %
Patrick O’Dea	45%	90%	135%
Thomas Cawley	17.5%	35%	52.5%
Kay Bogeajis	17.5%	35%	52.5%
Shawn Conway	17.5%	35%	52.5%

Performance Goal. The financial performance and strategic goals for annual incentive compensation are established by the Compensation Committee each year. For 2011, as discussed under Executive Summary – 2011 Business Performance above, the Committee elected to establish a single performance measure – operating income. The Company’s strategic goals in 2011 were not time-bound to any particular point in the year, and therefore the Committee determined that they were not suitable for inclusion as cash incentive goals. All 2011 executive officer cash incentive awards were determined based on achievement of the operating income goal.

The Compensation Committee, at its meeting on March 30, 2011, established the operating income goal such that target (100% payout) would be met if the Company achieved its 2011 financial budget for operating income, which reflected our objective to grow operating income by at least 14% in 2011 as compared to 2010 non-GAAP operating income. Threshold payout was established at 2010 non-GAAP operating income (as calculated at the time performance measures were set), meaning that no cash incentive would be paid if the Company’s 2011 operating income fell below this level. The maximum payout was based on achieving operating income growth of over 29%. Importantly, in establishing payout levels above target, the Committee designed the program so that any incremental income would be substantially more than the cost of any incremental payouts. The resulting payout percentages at various levels of Company performance are set forth in the following table (with payout percentages prorated using a straight-line methodology for results between the stated performance levels):

26.

	Operating Income Performance Levels Established by Committee (in thousands)	Operating Income % Growth (vs. 2010 non-GAAP as calculated in March 2010)	Incentive Payout %
Maximum	$36,770	29%	150%
	$35,932	26%	140%
	$35,094	23%	130%
	$34,256	20%	120%
	$33,418	17%	110%
Target	$32,580	14%	100%
	$31,775	11%	90%
	$30,970	8%	80%
	$30,164	6%	70%
	$29,359	3%	60%
Threshold	$28,554	0%	50%
Below $28,554	0%

In February 2012, the Compensation Committee determined that, based on the Company’s achievement of fiscal 2011 non-GAAP operating income of $30.867 million, the operating income goal had been achieved at the 79% payout level and authorized payment of incentive awards to the named executive officers at 79% of target.

Cash Incentive Awards. Applying the 79% payout level, the Committee approved cash incentive awards for each of the named executive officers as set forth below:

Executive Officer	2011 Target Award as % of Base Salary	2011 Award Actual as % of Base Salary	2011 Actual Award ($)
Patrick O’Dea	90%	71.1%	$439,726
Thomas Cawley	35%	27.7%	$117,165
Shawn Conway	35%	27.7%	$91,117
Kay Bogeajis	35%	27.7%	$89,379

27.

Equity Compensation

For 2011, the annual stock option grants to executive officers were based on the Compensation Committee’s analysis of the Competitive Data. In determining appropriate grants for our named executive officers, the Committee began by establishing an initial target value for each executive based on the Competitive Data median (50th percentile) grant date fair market value. This initial target value was then converted to a potential grant size by dividing the initial target value by $16.54 per share. The $16.54 represented 40% of our average closing price from January 1, 2011 to March 15, 2011 (which approximated the relative value under Black-Scholes of options versus our common stock). The resulting potential grant size was subject to further adjustment by the Committee in its discretion. In recognition of their overall performance during the prior year, Mr. O’Dea recommended and the Committee approved an upward adjustment of the potential grants for Ms. Bogeajis and Mr. Conway, resulting in actual grants for these two named executive officers above the 50th percentile level indicated by the Competitive Data.

The fiscal 2011 grants approved by the Committee are set forth in the following table:

Executive Officer	2011 Equity Compensation Target Value	Number of Shares Subject to Option Grant
Patrick O’Dea	$512,700	31,000
Thomas Cawley	$195,200	11,800
Kay Bogeajis	$165,400	10,000
Shawn Conway	$181,900	11,000

The 2011 grants for the executive officers were approved in March and, in accordance with our stock award granting policy, became effective on April 15, 2011. This timing was consistent with the timing of our fiscal 2010 grants to our named executive officers other than Mr. O’Dea. In fiscal 2010, grants to Mr. O’Dea and other non-executive employees were approved in April and effective on May 18, 2010. As planned, for fiscal 2011, these grants were shifted to be approved in March to better coordinate with our annual performance review cycle. The 2011 grants vest in equal installments over four years, which is the same as all annual stock option grants since 2007.

Deferred Compensation and Retirement Benefits

We maintain an unfunded Deferred Compensation Plan (“DCP”) that allows certain employees, including the named executive officers, to defer receipt of their salary into cash accounts that mirror the gains and/or losses of several different investment funds selected by us. We also offer a fixed income investment option within the DCP, which provides a predetermined interest rate that is paid by the Company. In 2011, the rate was 4.93% and was determined based on Moody’s Seasoned AAA Corporate Bond Yield.

We provide no special retirement benefits to our executives other than those received by all employees. As with all our employees, after one year of employment, we match 50 cents for every dollar deferred (up to 5% of eligible income) by an executive into the Company’s 401(k) plan.

Change of Control and Severance Benefits

Each of the named executive officers is covered by our Change of Control Stock Award Acceleration Plan and our Key Employee Severance Plan. Their potential benefits under those plans are summarized under “Potential Payments Upon Termination or Change of Control” in this proxy statement. In the event of a change of control, both Plans require a “double trigger” to provide benefits (except with respect to stock options granted prior to December 31, 2007), meaning that both a qualifying change of control and a qualifying termination must occur in order for benefits to be provided. The Company and the Compensation Committee believe that these plans reflect customary executive compensation elements that protect shareholder value by promoting stability and continuity on the executive team and that the “double trigger” feature of the plans represents good policy that balances executive financial security with shareholder interests.

28.

Perquisites

The Company provides perquisites in very limited circumstances. In general, perquisites are provided on a case-by-case basis. We provide a financial planning allowance and additional long-term disability insurance to Mr. O’Dea. The Company also provides certain perquisites to Ms. Bogeajis related to the nature of her job. Specifically, since her responsibilities cover all of our retail locations throughout the country and require a significant amount of travel and time away from her home in Southern California, she receives an annual car allowance of $10,000 and reimbursement for costs associated with maintaining an apartment for business travel to Northern California. Each named executive officer is also entitled to an annual physical examination paid for by the Company.

Discussion of Compensation Actions for our Named Executive Officers

Patrick J. O’Dea — President and Chief Executive Officer. In February 2011, the Compensation Committee reviewed an updated competitive assessment of Mr. O’Dea’s compensation based on Competitive Data and, in March 2011, approved an increase to his base salary to align with the median (50th percentile) of the peer group. Effective March 14, 2011, Mr. O’Dea’s annual base salary increased 4% from $600,000 to $624,000. The Committee also reviewed and maintained Mr. O’Dea’s target annual cash incentive opportunity at 90% of base salary for 2011, keeping him in line with the peer group median target cash incentives.

In March 2011, the Committee determined a target value for Mr. O’Dea’s annual stock option grant based on the median (50th percentile) grant date fair market value of grants received by chief executives in the peer group. The Committee did not make any discretionary adjustments and approved an April 2011 stock option grant of 31,000 shares, vesting over four years.

The Compensation Committee believes that these actions positioned Mr. O’Dea’s base salary for 2011 at or near the 50th percentile, his total cash target (base salary plus 90% cash incentive target) at or near the 50th percentile and his total direct target compensation (base salary plus cash incentive target plus fair market value of equity grant) at or near the 50th percentile of the peer group data for chief executive officers.

For fiscal 2011, the Compensation Committee approved a cash incentive payment to Mr. O’Dea of $439,726. This payment represented funding at 79% of Mr. O’Dea’s target incentive cash opportunity and was based on the Committee’s review of the Company’s performance against the operating income target as described in Cash Incentive Compensation above.

Thomas P. Cawley — Vice President, Chief Financial Officer. In February 2011, the Compensation Committee reviewed an updated competitive assessment of Mr. Cawley’s compensation based on the Competitive Data, which showed his base salary above the 75th percentile and his target annual cash incentive opportunity below the 25th percentile. Based on Mr. Cawley’s strong performance, but also taking into consideration his base salary as compared to the Competitive Data, the Committee approved a 2% increase to Mr. Cawley’s base salary from $417,325 to $425,672 effective March 14, 2011. To address the “pay-mix” issue described earlier, the Committee increased his cash incentive target percentage from 30% to 35% for 2011. The Committee also determined a target value for Mr. Cawley’s annual stock option grant based on the median (50th percentile) grant date fair market value of chief financial officers in the Competitive Data. The Committee did not make any discretionary adjustments to the target value and approved an April 2011 stock option grant of 11,800 shares, vesting over four years.

For fiscal 2011, the Compensation Committee approved a cash bonus payment to Mr. Cawley of $117,165. This payment represented funding at 79% of Mr. Cawley’s target incentive cash opportunity and was based on the Committee’s review of the Company’s performance against the operating income target as described in Cash Incentive Compensation above.

29.

Kay L. Bogeajis — Vice President, Retail. In February 2011, the Compensation Committee reviewed an updated competitive assessment of Ms. Bogeajis’ compensation based on the Competitive Data, which showed her base salary at the 50th percentile and her target annual cash incentive opportunity below the 50th percentile. Based on the strong margin improvement results in the retail segment driven by initiatives led by Ms. Bogeajis, the Committee approved a 6% increase in her base salary to $327,529 effective March 14, 2011. To address the “pay-mix” issue described earlier, the Committee increased Ms. Bogeajis’ cash incentive target percentage from 30% to 35% for 2011. The Committee also determined an initial target value for Ms. Bogeajis’ annual stock option grant based on the median (50th percentile) grant date fair market value of the Competitive Data for her job. Based on Ms. Bogeajis’ prior year performance noted above, and on the recommendation from our CEO, the Committee used its discretion to award stock options in excess of the amount indicated by the median value of the Competitive Data, and approved an April 2011 stock option grant of 10,000 shares, vesting over four years.

For fiscal 2011, the Compensation Committee approved a cash bonus payment to Ms. Bogeajis of $89,379. This payment represented funding at 79% of Ms. Bogeajis’ target incentive cash opportunity and was based on the Committee’s review of the Company’s performance against the operating income target as described in Cash Incentive Compensation above.

Shawn Conway —Vice President, Chief Supply Chain Officer. Mr. Conway was appointed as an executive officer on March 9, 2011. Prior to that time, compensation decisions regarding Mr. Conway were made by our CEO. In making these decisions, our CEO used a process similar to that used by our Compensation Committee in making executive officer compensation decisions. In February 2011, our CEO reviewed an updated competitive assessment of Mr. Conway’s compensation based on the Competitive Data, which showed his base salary between the 50th and 75th percentile and his target annual cash incentive opportunity below the 50th percentile. Based on the prior year performance results of Mr. Conway, our CEO approved a 6% increase in his base salary to $333,900 effective March 14, 2011. To address the “pay-mix” issue described earlier, our CEO increased Mr. Conway’s cash incentive target percentage from 30% to 35% for 2011. In March 2011, the Compensation Committee determined an initial target value for Mr. Conway’s annual stock option grant based on the median (50th percentile) grant date fair market value of the Competitive Data for his job. Based on Mr. Conway’s performance noted above, and on the recommendation from our CEO, the Committee used its discretion to award stock options in excess of the amount indicated by the median value of the Competitive Data, and approved an April 2011 stock option grant of 11,000 shares, vesting over four years.

For fiscal 2011, the Compensation Committee approved a cash bonus payment to Mr. Conway of $91,117. This payment represented funding at 79% of Mr. Conway’s target incentive cash opportunity and was based on the Committee’s review of the Company’s performance against the operating income target as described in Cash Incentive Compensation above.

Compensation and Risk

The Compensation Committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. See Compensation Risk Assessment for additional information.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductions for executive compensation in excess of $1 million except for certain compensation which qualifies for a performance-based exception. Certain types of compensation in excess of $1 million are deductible by the Company if performance criteria are specified in detail and are contingent on shareholder approval of the compensation arrangement. The Company and Committee’s policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction relating to such compensation.

30.

The Compensation Committee has structured the current use of stock option arrangements in a manner intended to achieve tax deductibility of such amounts. The annual cash incentive award opportunities have not been structured as performance-based within the meaning of Section 162(m). Based on current salary and the fiscal 2011 cash incentive award (which was paid in 2012), we expect cash compensation paid in 2012 to our chief executive officer will exceed the Section 162(m) threshold.

While the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executives, deductibility will not be the only factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that the Compensation Committee may, if consistent with Peet’s compensation philosophies, enter into compensation arrangements in the future under which payments are not fully deductible under Section 162(m).

 Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes it is operating in good faith compliance with the final regulations that were effective April 17, 2007. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under Nonqualified Deferred Compensation.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

The Compensation Committee

Hilary Billings, Chair
Michael Linton

Elizabeth Sartain

The foregoing Report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

Compensation Risk Assessment

We believe the design of our compensation policies and programs encourages our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash incentive programs measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

In February 2012, the Compensation Committee engaged Compensia Inc., its independent consultant, to conduct a compensation risk assessment. In particular, the Compensation Committee requested that Compensia’s assessment address the following areas:

•	The appropriate pay philosophy, peer group and market positioning to support the Company’s business objectives;

•	How the Company’s executive compensation policies can be adjusted to maintain an effective balance in:

—	The mix of cash and equity compensation,

—	Short-term and longer-term performance focus,

—	Corporate and individual performance focus,

—	Financial and non-financial performance measurement, and

—	The use of objective and discretionary performance objectives; and

•	Independent Compensation Committee oversight.

31.

In March 2012, Compensia presented the results of its compensation risk assessment to the Compensation Committee. Based on this report and the Compensation Committee’s own review of the Company’s executive compensation practices, the Company does not believe that its compensation policies and practices entail risks that are reasonably likely to have material adverse impact on the Company.

Summary Compensation Table

The following table shows for fiscal 2011, 2010, and 2009, compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and all other persons serving as executive officers in fiscal 2011. These four individuals are collectively referred to as the “named executive officers.”

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Patrick J. O'Dea (2)	2011	$619,385	$-	$-	$540,367	$439,726	$1,039	$30,475	$1,630,992
Chief Executive Officer,	2010	$597,951	$-	$-	$419,845	$771,356	$887	$31,519	$1,821,558
President and Director	2009	$540,800	$-	$-	$1,087,250	$360,605	$943	$30,771	$2,020,369

Thomas P. Cawley	2011	$424,066	$-	$-	$205,688	$117,165	$605	$14,563	$762,087
Vice President, Chief Financial Officer	2010	$417,324	$-	$-	$197,349	$200,316	$657	$9,876	$825,522
and Secretary	2009	$417,325	$-	$-	$112,639	$187,834	$1,771	$12,870	$732,439

Kay L. Bogeajis	2011	$323,964	$-	$-	$174,312	$89,379	$75	$42,538	$630,268
Vice President, Retail	2010	$304,281	$-	$-	$151,095	$146,378	$94	$39,233	$641,082
	2009	$291,500	$-	$-	$69,910	$116,623	$134	$46,131	$524,298

Shawn W. Conway	2011	$330,265	$16,477	$-	$191,743	$91,117	$-	$12,547	$642,149
Vice President, Chief Supply Chain Officer

__________

(1)	Reflects principal positions held as of January 1, 2012. Mr. Cawley no longer serves as Secretary. Mr. Conway was elected as an executive officer of the Company during fiscal 2011. Accordingly, only fiscal 2011 compensation is shown in the Summary Compensation Table for Mr. Conway.

(2)	Mr. O’Dea serves as a member of the Board of Directors; he does not receive any incremental compensation for his service as a director.

(3)	The amounts reported as Option Awards represent the fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are set forth in Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended January 1, 2012. The forfeiture rates were assumed at zero.

(4)	For identification and quantification of amounts reported as All Other Compensation, please see the Narrative Discussion of Summary Compensation Table below.

32.

Narrative Discussion of Summary Compensation Table

Salary

As discussed in Compensation Discussion and Analysis, our named executive officers received salary increases in fiscal 2011 that were effective March 14, 2011. Mr. O’Dea and Mr. Cawley have deferred a portion of their salary under the Peet’s Operating Company, Inc. Nonqualified Deferred Compensation Plan, which is discussed under Nonqualified Deferred Compensation.

Bonus

Mr. Conway received a retention bonus with respect to fiscal 2011 pursuant to his original offer letter of employment, which had been approved by the Compensation Committee. This payment was based on the difference between his 35% target annual cash incentive award and a 40% target award. Mr. Conway will not be entitled to such bonus payments in future years, provided his target annual cash incentive award is at least 40%.

Option Awards

Option Awards in the Summary Compensation Table reflect annual option grants. Additional information about our annual option grants for fiscal 2011 can be found in Compensation Discussion and Analysis as well as Grants of Plan-Based Awards in Fiscal 2011.

Non-Equity Incentive Plan Compensation

Non-Equity Incentive Plan Compensation reflects amounts payable under an annual cash incentive program for executives. Amounts listed were earned with respect to fiscal 2011, 2010 and 2009, but were not paid until early fiscal 2012, 2011 and 2010, respectively. Additional information regarding the cash incentive program for fiscal 2011 is included in Compensation Discussion and Analysis as well as Grants of Plan-Based Awards in Fiscal 2011.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The interest rate for the fixed income phantom investment alternative under the Company’s nonqualified deferred compensation plan historically has been based on the Moody’s Seasoned AAA Corporate Bond Yield. This rate has been slightly higher than the corresponding long-term applicable federal rate, resulting in earnings that are considered “above market” under Regulation S-K. The difference between these earnings and the amounts that would have been earned under the corresponding long-term applicable federal rate have been reported in the Summary Compensation Table.

33.

All Other Compensation

The following table provides detail on the compensation included as All Other Compensation in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Tax Reimbursements ($)	Insurance Premiums ($)(2)	Company Contributions to Matching Plans 401(k) ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)
Patrick J. O'Dea	2011	$9,585	$-	$14,565	$6,325	$-	$-	$30,475
	2010	$13,795	$-	$12,774	$4,950	$-	$-	$31,519
	2009	$13,265	$-	$12,281	$5,225	$-	$-	$30,771

Thomas P. Cawley	2011	$2,500	$-	$6,213	$5,850	$-	$-	$14,563
	2010	$-	$-	$4,926	$4,950	$-	$-	$9,876
	2009	$2,500	$-	$5,420	$4,950	$-	$-	$12,870

Kay L. Bogeajis	2011	$34,288	$-	$2,236	$6,014	$-	$-	$42,538
	2010	$34,288	$-	$-	$4,945	$-	$-	$39,233
	2009	$40,926	$-	$-	$5,205	$-	$-	$46,131

Shawn W. Conway	2011	$-	$-	$6,213	$6,334	$-	$-	$12,547

__________

(1) For Mr. O’Dea, represents financial planning services provided by a third party and reimbursed by the Company pursuant to the terms of his employment agreement. In fiscal 2011, the amount also represents $2,500 for a physical examination paid for by the Company.

For Mr. Cawley, represents a physical examination paid for by the Company.

For Ms. Bogeajis, represents $24,288 in housing expenses and a $10,000 car allowance. In fiscal 2009, the amount also represents $6,638 in furniture rentals.

(2) Represents certain health benefit premiums. For Mr. O’Dea, also reflects $6,116 , $6,156 and $5,538 in long-term disability insurance premiums for each of fiscal 2011, 2010 and 2009, respectively.

Grants of Plan-Based Awards in Fiscal 2011

The following table shows for the fiscal year ended January 1, 2012, certain information regarding grants of plan-based awards to the named executive officers:

									All Other	All Other
									Stock	Option
									Awards:	Awards:		Date Fair
									Number of	Number of	Exercise or	Value of
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	Stock
	Grant	Approval	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			Stock or	Underlying	of Option	and
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name			($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)	($ / Sh) (3)	Awards ($)
Patrick J. O'Dea	4/15/2011	3/29/2011								31,000	$47.31	$540,367
			$278,308	$556,616	$834,924	-	-	-	-

Thomas P. Cawley	4/15/2011	3/29/2011				-	-	-	-	11,800	$47.31	$205,688
			$74,155	$148,311	$222,466

Kay L. Bogeajis	4/15/2011	3/29/2011				-	-	-	-	10,000	$47.31	$174,312
			$56,569	$113,138	$169,707

Shawn W. Conway	4/15/2011	3/29/2011				-	-	-	-	11,000	$47.31	$191,743
			$57,669	$115,38	$173,007

(1)	Reflects possible payouts of amounts that could have been earned with respect to fiscal 2011 at threshold, target and maximum levels, respectively, under the annual cash incentive program. Actual cash incentive amounts earned for fiscal 2011 were paid in fiscal 2012 and have been reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation for fiscal 2011.

On December 27, 2011, the Compensation Committee established target annual cash incentive awards with respect to fiscal 2012 for our named executive officers and also established performance goals for fiscal 2012 relating to operating income, net revenue and strategic initiatives. At target levels of performance, Mr. O’Dea will be eligible to receive a 2012 cash incentive payment equal to 90% of his base salary; and the other named executive officers will be eligible to receive payments equal to 40% of their base salary. The estimated future payouts in connection with fiscal 2012 are as follows:

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Name	Threshold ($)	Target ($)	Maximum ($)
Patrick J. O’Dea	$289,440	$578,880	$868,320
Thomas P. Cawley	$86,444	$172,888	$259,332
Kay L. Bogeajis	$67,018	$134,035	$201,053
Shawn W. Conway	$69,862	$139,724	$209,586

Threshold does not represent a guaranteed payment; instead, threshold represents the smallest possible payout under the program if a payment is made under the program for the applicable fiscal year.

(2)	Options granted to Messrs. O’Dea, Cawley, Conway and Ms. Bogeajis during fiscal 2011 were annual option grants, as discussed in greater detail under Compensation Discussion and Analysis. Each option was a non-statutory stock option granted pursuant to the Company’s 2010 Equity Incentive Plan. In general, these options vest in equal annual installments over four years.

(3)	The exercise price per share underlying each option was equal to the closing market price of our common stock on the date of grant.

The effective grant date of these options was established consistent with our stock award granting policy, which is discussed under Compensation Discussion and Analysis – Compensation Program Objectives and Principles – Use of Equity-Based Incentives.

Outstanding Equity Awards at January 1, 2012

The following table shows for the fiscal year ended January 1, 2012, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

		Option Awards						Stock Awards
		Number of Securities	Number of Securities	Equity Incentive Plan Awards: Number of Securities				Number of Shares or	Market Value of Shares or	Equity Incentive Plan Awards: Number of Unearned Shares, Units	Plan Awards: Market or Payout Value of Unearned Shares, Units
		Underlying	Underlying	Underlying				Units of	Units of	or Other	or Other
		Unexercised	Unexercised	Unexercised	Option			Stock That	Stock That	Rights That	Rights That
		Options	Options	Unearned	Exercise		Option	Have Not	Have Not	Have Not	Have Not
		(#)	(#)	Options	Price	Option	Expiration	Vested	Vested	Vested	Vested
Name		Exercisable	Unexercisable	(#)	($)	Grant Date	Date	(#)	($)	(#)	($)
Patrick J. O'Dea	(a)	-	2,648	-	$26.48	5/17/2005	5/17/2015	-	-	-	-
	(b)	-	28,165	-	$28.91	4/10/2006	4/10/2016	-	-	-	-
	(c)	-	4,250	-	$23.57	5/21/2008	5/21/2018	-	-	-	-
	(c)	-	5,750	-	$23.57	5/21/2008	5/21/2018	-	-	-	-
	(c)	-	9,696	-	$26.34	5/20/2009	5/20/2019	-	-	-	-
	(c)	-	40,306	-	$26.34	5/20/2009	5/20/2019	-	-	-	-
	(c)	7,250	21,750	-	$37.10	5/18/2010	5/18/2020	-	-	-	-
	(c)	-	31,000	-	$47.31	4/15/2011	4/15/2021	-	-	-	-

Thomas P. Cawley	(b)	-	13,172	-	$28.91	4/10/2006	4/10/2016	-	-	-	-
	(c)	6,900	-	-	$26.50	5/23/2007	5/23/017	-	-	-	-
	(c)	6,675	2,225	-	$23.57	5/21/2008	5/21/2018	-	-	-	-
	(c)	5,180	5,180	-	$26.34	5/20/2009	5/20/2019	-	-	-	-
	(c)	3,200	9,600	-	$39.51	4/15/2010	4/15/2020	-	-	-	-
	(c)	-	11,800	-	$47.31	4/15/2011	4/15/2021	-	-	-	-

Kay L. Bogeajis	(d)	1,667	9,167	-	$28.41	11/15/2007	11/15/2017	-	-	-	-
	(c)	-	1,375	-	$23.57	5/21/2008	5/21/2018	-	-	-	-
	(c)	-	3,216	-	$26.34	5/20/2009	5/20/2019	-	-	-	-
	(c)	-	7,350	-	$39.51	4/15/2010	4/15/2020	-	-	-	-
	(c)	-	10,000	-	$47.31	4/15/2011	4/15/2021	-	-	-	-

Shawn W. Conway	(d)	1,683	30,834	-	$33.57	1/15/2010	1/15/2020	-	-	-	-
	(c)	-	5,625	-	$39.51	4/15/2010	4/15/2020	-	-	-	-
	(c)	-	11,000	-	$47.31	4/15/2011	4/15/2021	-	-	-	-

__________

The option grants listed in the table are subject to the following vesting schedules:

(a)	Mr. O’Dea received an option with a seven-year vesting schedule, subject to acceleration based upon pre-determined performance goals. The Compensation Committee determined that approximately 90% of these objectives were achieved and therefore approved the acceleration of vesting of 90% of this option (which Mr. O’Dea has since exercised). The remaining 10% of the original grant amount remains subject to the seven-year vesting schedule.

35.

(b)	Options were granted with a seven-year vesting schedule, subject to acceleration based upon pre-determined performance goals. The Compensation Committee determined that the performance goals were not met and accordingly these options remain subject to the seven-year vesting schedule.

(c)	Options reflect annual grants and were granted with a four-year vesting schedule, vesting in equal annual installments over four years on the anniversary of the grant date.

(d)	Options reflect initial grants and were granted with twenty percent (20%) of the shares vesting on the first anniversary of the grant date and the remaining shares vesting monthly over the subsequent four years.

Options Exercised and Stock Vested in Fiscal 2011

The following table shows for the fiscal year ended January 1, 2012, options exercised and stock vested during the fiscal year for the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Patrick J. O'Dea	454,714	$12,556,084	-	$-
Thomas P. Cawley	147,006	$5,362,727	-	$-
Kay L. Bogeajis	48,955	$1,032,869	-	$-
Shawn W. Conway	19,358	$373,368	-	$-

Pension Benefits

We provide no pension plans to our employees.

Nonqualified Deferred Compensation

The following table shows for the fiscal year ended January 1, 2012, certain information regarding non-qualified deferred compensation benefits for the named executive officers.

	Executive Contributions	Registrant Contributions in Last	Aggregate Earnings in Last Fiscal	Aggregate Withdrawals /	Aggregate Balance at Last Fiscal
	in Last Fiscal Year	Fiscal Year	Year	Distributions	Year-End
Name	($)(1)	($)	($)(2)	($)	($)(3)
Patrick J. O'Dea	$310,269	$-	$19,958	$-	$700,128
Thomas P. Cawley	$63,680	$-	$7,686	$28,301	$192,218
Kay L. Bogeajis	$-	$-	$855	$-	$17,795
Shawn W. Conway	$-	$-	$-	$-	$-

__________

(1)	Executive Contributions in Last Fiscal Year are included as Salary for fiscal 2011 in the Summary Compensation Table.

(2)	Portions of the Aggregate Earnings in Last Fiscal Year were reported for fiscal 2011 in the Summary Compensation Table. See Narrative Discussion of Summary Compensation Table – Change in Pension Value and Nonqualified Deferred Compensation Earnings for an explanation of these amounts. All Aggregate Earnings in Last Fiscal Year relate to the fixed income phantom investment alternative, except for $7,148 of Mr. O’Dea’s earnings which relate to phantom investment alternatives that mirror certain publicly traded mutual funds. See Peet’s Operating Company, Inc. Nonqualified Deferred Compensation Plan – Aggregate Earnings in Last Fiscal Year below for additional information regarding these investment alternatives.

36.

(3)	The Aggregate Balance includes executive contributions made during fiscal 2011 as reported in the table above as well as the following executive contributions made prior to fiscal 2011: $316,479 for Mr. O’Dea, $129,665 for Mr. Cawley, and $14,885 for Ms. Bogeajis.

Peet’s Operating Company, Inc. Nonqualified Deferred Compensation Plan

The Peet’s Operating Company, Inc. Nonqualified Deferred Compensation Plan was established effective December 1, 2003, and was most recently amended and restated effective January 1, 2012. Generally, employees at a director level or above (including all our named executive officers) as well as other specified employees are eligible to participate in the plan.

Effective January 1, 2012, Peet’s Operating Company, Inc., our wholly-owned operating subsidiary, established a trust with Wells Fargo Bank, National Association, as trustee, to provide for payment of benefits under the plan (the Trust). However, the assets of the Trust are subject to the claims of creditors of Peet’s Operating Company, Inc., and plan participants are general creditors of Peet’s Operating Company, Inc. with respect to payments under the plan.

Executive Contributions in Last Fiscal Year

Executive contributions reflect compensation deferred by our named executive officers during fiscal 2011.

Eligible employees may elect to defer 1% to 75% of base salary and up to 100% of cash incentive compensation under the Nonqualified Deferred Compensation Plan. In addition, amounts that would otherwise be refunded to an eligible employee under the 401(k) plan because of certain limitations under the Internal Revenue Code may also be deferred. Generally, deferral elections for all amounts must be made prior to the beginning of a calendar year, with effect for such calendar year. Such deferred amounts are credited to a bookkeeping account in the name of the employee under the plan. Participants are always 100% vested in deferrals of compensation and any earnings credited to such deferrals.

Registrant Contributions in Last Fiscal Year

We did not make any matching contributions or discretionary contributions to the Nonqualified Deferred Compensation Plan in fiscal 2011. The plan allows discretionary contributions.

Aggregate Earnings in Last Fiscal Year

At the time of deferral, participants may select from a range of phantom investment alternatives, including alternatives that mirror certain designated publicly traded mutual funds. To the extent a participant selects one or more of these phantom investment alternatives, we deliver his or her deferrals to the trustee of the Trust, which will invest such amounts in the corresponding publicly traded mutual funds. Prior to establishing the Trust, we invested these deferrals in a similar manner.

In addition, the Nonqualified Deferred Compensation Plan provides for a fixed income phantom investment alternative. The interest rate under the fixed income alternative is set annually by the Company for an entire calendar year. Historically, this interest rate has been based on the Moody’s Seasoned AAA Corporate Bond Yield. In 2011, the interest rate under the fixed income investment alternative was 4.93% and the total amount of interest credited to the accounts of the named executive officers with respect to this alternative was $21,351. In general, employee deferrals that are credited with earnings under this alternative are not invested in the Trust or otherwise specially invested by the Company.

Participants may make changes to their selection of phantom investment alternatives on a daily basis.

37.

Aggregate Withdrawals/Distributions

Under the Nonqualified Deferred Compensation Plan, Peet’s Operating Company, Inc. will be obligated to deliver on a future date deferred compensation credited to the employee’s bookkeeping account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the employee under the plan. Such amounts will be payable in cash.

In general, distributions are made upon a participant’s separation from service or upon a fixed payment date or dates selected by the participant and are made in the form of either a lump sum or installments, as the participant elects. Distributions may also occur in connection with certain financial hardships.

Potential Payments Upon Termination or Change of Control

Set forth in the tables below are estimated payments and benefits that would be provided to each of our named executive officers in connection with their respective terminations of employment under various circumstances or in connection with a Change of Control. Generally, when payable, the severance benefits for our named executive officers include continuation of base salary and health and welfare benefits for the duration of the applicable severance period and pro-rata payment of the annual cash incentive opportunity for the year in which termination occurs. The Company may elect to pay in a lump sum amounts that are otherwise payable by it over time.

As a condition of receiving any severance benefits, all named executive officers must execute a full waiver and release of all claims in the Company’s favor and abide by certain covenants regarding confidentiality and non-solicitation of Company employees. In addition, in the event of a termination following a Change of Control, Mr. O’Dea and Mr. Cawley must abide by certain non-compete covenants for two years, unless waived.

In the event of an executive’s death or disability, executives will be eligible for benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and qualified plan benefits (401(k)). As discussed further below, in the event of his disability, Mr. O’Dea also would receive payments from two third-party insurance providers pursuant to policies paid for by the Company.

Mr. O’Dea and Mr. Cawley have employment agreements with the Company, which provide that their employment relationship with the Company is at-will and set forth the specific terms and conditions of their severance benefits, including by reference to the Company’s Key Employee Severance Benefit Plan and the Change of Control Stock Award Acceleration Plan. Ms. Bogeajis and Mr. Conway do not have employment agreements with the Company. Accordingly, their severance terms and conditions are based upon the Key Employee Severance Benefit Plan and the Change of Control Stock Award Acceleration Plan. These agreements and plans include important definitions, including definitions of Change of Control, cause, good reason and (with respect to Mr. Cawley) constructive termination. The summary definitions below are intended to assist in an understanding of the tables and are modified in their entirety by reference to these agreements and plans.

For purposes of the arrangements with the named executive officers, “Change of Control” generally means the occurrence of any one of the following events:

·	any sale of 60% or more (or, with respect to Mr. O’Dea, all or substantially all) of the assets of the Company;

·	a merger or consolidation involving the Company in which the shareholders of the Company immediately prior to the merger hold less than 50% of the beneficial ownership of the surviving entity or receive cash, or any other similar transaction;

·	any Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power of the Company; or

·	the incumbent members of the Board of Directors shall cease to constitute at least 50% of the Company’s Board of Directors (however, any new member of the Board of Directors whose nomination or election is approved by at least 50% of the incumbent members shall be considered an incumbent member for these purposes).

38.

“Cause” generally means the occurrence of any one of the following events:

·	a conviction, guilty plea or plea of no lo contendere to a felony or a crime involving moral turpitude that results in or is intended to result in personal enrichment at the expense of the Company;

·	a material breach of any agreement between the executive and the Company that impairs the Company’s interest therein;

·	willful misconduct, significant failure to perform executive’s duties, or gross neglect of the executives duties; or

·	a material conflict of interest with the Company.

An executive generally shall have “good reason” to terminate his employment upon the occurrence of any one of the following events without the executive’s written consent, provided that the executive gives written notice to the Company of the existence of the good reason event within 90 days of the event and the Company shall have failed to cure the event within 30 days of the notice:

·	a material reduction in base salary;

·	a material diminution in the executive's authority, duties or responsibilities, as in effect immediately prior to a Change of Control;

·	a material diminution in the authority of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee rather than to the Board of Directors;

·	a material diminution in the budget over which the executive retains authority;

·	a change by more than 35 miles of the geographic location at which the executive must perform service; or

·	any material breach by the Company under the executive’s employment agreement or other agreement under which the executive provides services.

Mr. O’Dea is entitled to severance benefits in connection with a voluntary termination for good reason, regardless of whether a Change of Control event has occurred. Ms. Bogeajis and Mr. Conway are only entitled to such benefits in connection with a Change of Control. Mr. Cawley is entitled to severance benefits in connection with a voluntary termination 1) for good reason, in connection with a Change of Control, and 2) due to constructive termination, in the absence of a Change of Control.

For Mr. Cawley, “constructive termination” generally means the occurrence of any one of the following events:

·	a 10% reduction in base salary, except to the extent the base salary of all other executive officers is similarly reduced;

·	a material reduction in Mr. Cawley’s package of welfare benefit plans;

·	a change in Mr. Cawley’s responsibilities, authority, title, reporting relationships or offices that results in a significant diminution of position;

·	a request that Mr. Cawley change by more than 35 miles the geographic location at which he must perform service, unless Mr. Cawley accepts such change; or

39.

·	any material breach by the Company under Mr. Cawley’s employment agreement or failure by the Company to obtain the assumption of such agreement by any successor.

The Company does not provide excise tax gross-up payments (also known as 280G gross-up payments) to its executive officers. Amounts payable to executive officers will be reduced in the event 1) payments are subject to the excise tax applicable to “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and 2) such reduction would result in a greater payment to the executive on an after-tax basis.

As required, the tables below assume that the termination of employment and/or Change of Control event occurred on the last day of fiscal 2011 (January 1, 2012) and assume that the price per share of Peet’s common stock was $62.68, the closing price on the last business day of fiscal 2011 (December 30, 2011).

Amounts shown in the tables below represent payments or vesting triggered or affected by the termination and/or Change of Control event only. Accordingly, previously vested stock options, which are reflected in the table set forth under Outstanding Equity Awards at January 1, 2012, are not reflected in the tables below. Additionally, amounts payable under the Peet’s Operating Company, Inc. Nonqualified Deferred Compensation Plan are set forth under Nonqualified Deferred Compensation and are not included in the tables below.

Patrick J. O’Dea

If Mr. O’Dea’s employment is terminated by the Company without cause or if Mr. O’Dea terminates his employment voluntarily for good reason, the Company shall pay Mr. O’Dea:

·	cash severance for a period of one year plus one month for every year of service (subject to a two-year maximum);

·	a portion of his target annual cash incentive opportunity for the year in which termination occurs, prorated for Mr. O’Dea’s actual employment during such year, paid in a lump sum;

·	health and welfare benefit continuation during the severance payment period;

·	life insurance continuation for two years, to the extent permitted by the applicable carrier;
·	disability insurance for two years, to the extent permitted by the applicable carrier; and

·	outplacement services for six months, subject to a $10,000 maximum.

If Mr. O’Dea’s employment is terminated by the Company without cause within one year after a Change of Control or Mr. O’Dea resigns for good reason within one year after a Change of Control, the Company shall pay Mr. O’Dea the same benefits as provided in the event of his termination without cause by the Company with the following exceptions:

·	cash severance shall be for a period of two years; and

·	all outstanding unvested stock options shall vest.

In the event of a Change of Control without a termination of Mr. O’Dea’s employment, only stock options granted prior to December 31, 2007 shall accelerate and vest.

In the event of his disability, Mr. O’Dea will receive benefits from third-party insurance providers pursuant to individual policies paid for by the Company.  Based on the terms of these policies, after 90 days of disability, Mr. O’Dea will receive a  monthly benefit of $15,000 for up to 5 years, and beyond 5 years, a monthly benefit of $11,550, until the earlier of his being no longer disabled or reaching age 65.

40.

Table for Patrick J. O’Dea

Name Benefit	Termination w/o Cause or Voluntary Termination for Good Reason (prior to a Change in Control)	Termination in w/o Cause or Voluntary Termination for Good Reason (after a Change in Control)	Termination for Cause or Voluntary Termination (other than for Good Reason)	Death	Disability		Change in Control (w/o Termination)
Patrick J. O'Dea
Severance pay	$1,092,000	$1,248,000	$-	$-	$-		$-
Pro-rata Annual Cash Incentive	556,616	556,616	-	-	-		-
Opportunity
Stock Options	-	4,287,997	-	-	-		1,046,990
H & W Benefit Continuation	33,386	38,156	-	-	-		-
Life insurance coverage	871	871	-	-	-		-
Disability insurance coverage	12,232	12,232	-	-	2,148,600	(a)	-
Outplacement	10,000	10,000	-	-	-		-
Total	$1,705,105	$6,153,872	$-	$-	$2,148,600		$1,046,990

__________

(a) Assumes Mr. O’Dea is disabled on January 1, 2012 and remains disabled until he is 65 years old. These amounts are not payable by the Company but are instead payable under third-party disability insurance purchased by the Company. The cost of these policies in fiscal 2011 was reflected in the Summary Compensation Table.

Thomas P. Cawley, Kay L. Bogeajis and Shawn W. Conway

If Mr. Cawley, Ms. Bogeajis or Mr. Conway’s employment is terminated by the Company without cause, the Company shall pay such executive:

●	cash severance for a period of six months plus one month for every year of service (subject to a two-year maximum);

●	a portion of his or her target annual cash incentive opportunity for the year in which termination occurs, prorated for his or her actual employment during such year, paid in a lump sum;

●	health and welfare benefit continuation during the severance payment period;

●	life insurance continuation for six months, to the extent permitted by the applicable carrier; and

●	disability insurance for six months, to the extent permitted by the applicable carrier.

In addition, Mr. Cawley is entitled to outplacement services for six months, subject to a $10,000 maximum.

Mr. Cawley is also entitled to the foregoing payments in the event he terminates his employment due to constructive termination.

If Mr. Cawley, Ms. Bogeajis or Mr. Conway’s employment is terminated by the Company without cause within one year after a Change of Control or if such executive resigns for good reason within one year after a Change of Control, the Company shall pay such executive the same benefits as provided in the event of his or her termination without cause by the Company with the following exceptions:

●	cash severance shall be for a period of one year or, if greater, six months plus one month for every year of service, subject to a two-year maximum; and

●	all outstanding unvested stock options shall vest.

41.

In the event of a Change of Control without a termination of employment, only stock options granted prior to December 31, 2007 shall accelerate and vest.

Table for Thomas P. Cawley

	Termination
	w/o Cause or	Termination
	Voluntary	w/o Cause or	Termination for
	Termination due to	Voluntary	Cause or
	Constructive	Termination for	Voluntary
	Termination (prior	Good Reason (after	Termination (other			Change in
	to a Change in	a Change in	than for Good			Control (w/o
Name Benefit	Control)	Control)	Reason)	Death	Disability	Termination)
Thomas P. Cawley
Severance pay	$496,616	$496,616	$-	$-	$-	$-
Pro-rata Annual Cash Incentive	148,311	148,311	-	-	-	-
Opportunity
Stock Options	-	1,123,877	-	-	-	444,818
H & W Benefit Continuation	22,258	22,258	-	-	-	-
Life insurance coverage	218	218	-	-	-	-
Disability insurance coverage	-	-	-	-	-	-
Outplacement	10,000	10,000	-	-	-	-
Total	$677,403	$1,801,280	$-	$-	$-	$444,818

Table for Kay L. Bogeajis and Shawn W. Conway

		Termination
		w/o Cause or	Termination for
		Voluntary	Cause or
	Termination	Termination for	Voluntary
	w/o Cause (prior to	Good Reason (after	Termination (other			Change in
	a Change in	a Change in	than for Good			Control (w/o
Name Benefit	Control)	Control)	Reason)	Death	Disability	Termination)
Kay L. Bogeajis
Severance pay	$272,941	$327,529	$-	$-	$-	$-
Pro-rata Annual Cash Incentive	113,138	113,138	-	-	-	-
Opportunity
Stock Options	-	808,798	-	-	-	$314,153
H & W Benefit Continuation	5,269	6,323	-	-	-	-
Life insurance coverage	404	404	-	-	-	-
Disability insurance coverage	-	-	-	-	-	-
Total	$391,752	$1,256,192	$-	$-	$-	$314,153

Shawn W. Conway
Severance pay	$222,600	$333,900	$-	$-	$-	$-
Pro-rata Annual Cash Incentive	115,338	115,338	-	-	-	-
Opportunity
Stock Options	-	1,196,979	-	-	-	-
H & W Benefit Continuation	12,719	19,078	-	-	-	-
Life insurance coverage	115	115	-	-	-	-
Disability insurance coverage	-	-	-	-	-	-
Total	$350,772	$1,665,410	$-	$-	$-	$-

42.

Director Compensation

Director Compensation for Fiscal 2011

The following table sets forth compensation for the members of the Board of Directors of Peet’s Coffee & Tea, Inc. for fiscal 2011. Mr. O’Dea, the Company’s President and Chief Executive Officer, does not receive any additional compensation for his service as a director. Mr. O’Dea’s compensation is reported in the Summary Compensation Table and accordingly is not included in the table below.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)
Gerald Baldwin	$35,000	$-	$82,619	$-	$-	$-	$117,619
Hilary Billings	$31,875	$-	$82,619	$-	$-	$-	$114,494
David Deno	$41,250	$-	$82,619	$-	$-	$-	$123,869
Ted W. Hall	$36,250	$-	$82,619	$-	$-	$-	$118,869
Michael Linton	$43,750	$-	$82,619	$-	$-	$-	$126,369
Elizabeth Sartain	$30,625	$-	$82,619	$-	$-	$-	$113,244
Jean-Michel Valette	$51,250	$-	$82,619	$-	$-	$-	$133,869

 _________

(1)	On May 31, 2011 (the first trading day following our 2011 Annual Meeting of Shareholders), each of our non-employee directors received an option to purchase 5,000 shares of our common stock at an exercise price of $50.89 per share, which vests on May 27, 2012 (the anniversary of our 2011 Annual Meeting of Shareholders). The grants were made pursuant to the 2000 Non-Employee Director Plan, which is described further below under Narrative Discussion of Director Compensation – Equity Compensation.

The amounts reported as Option Awards represent the fair value of these awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are set forth in Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended January 1, 2012. The forfeiture rates were assumed at zero. The per share grant date fair value was $16.52.

As of January 1, 2012, each director had the following number of unexercised options outstanding: Gerald Baldwin: 15,000; Hilary Billings: 15,000; David Deno: 5,000; Ted W. Hall: 15,000; Michael Linton: 40,322; Elizabeth Sartain: 41,250; and Jean-Michel Valette: 37,500.

Narrative Discussion of Director Compensation

Process

The Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of non-employee directors. The Committee may not delegate this responsibility, which is set forth in its charter. The Committee typically reviews non-employee director compensation annually. The review includes data from other companies (generally, the peer group then being used in connection with executive compensation) prepared for the Committee by the Company’s director of compensation and benefits, as well as a discussion of market trends in director compensation. The Committee also solicits advice from Compensia, Inc., its independent compensation consultant. In developing its recommendations to the Board of Directors, the Compensation Committee seeks input from other members of the Board, including Mr. O’Dea. As a member of the Board, Mr. O’Dea also participates in the deliberations and actions of the Board regarding the recommendations made by the Compensation Committee. Except for the foregoing, the executive officers play no role in recommending or determining non-employee director compensation.

43.

Generally, non-employee directors receive cash retainers as well as equity compensation in the form of stock options. Non-employee directors are reimbursed for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. The cash and equity compensation applicable to the non-employee directors in fiscal 2011 was established in 2008.

Cash Compensation

Cash retainers for our non-employee directors, which are paid in quarterly installments in advance, are as follows:

Position	Annual Retainers
Director (including Chair)	$25,000
Chairman of the Board	$10,000
Audit Committee Chair	$10,000
Other Audit Committee Member	$5,000
Compensation Committee Chair	$7,500
Other Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$7,500
Other Nominating and Corporate Governance Committee Member	$5,000

In addition, the Board of Directors may establish special committees of the Board from time to time. The Compensation Committee recommends and the Board establishes the retainer to be paid in conjunction with service on any such special committee. During fiscal 2011, a retainer of $7,500 was paid for service on a special committee.

For 2011, the total cash compensation paid to non-employee directors was $270,000.

Equity Compensation

The Board of Directors adopted the 2000 Non-Employee Director Plan effective upon the completion of our initial public offering in 2001. The shareholders approved the plan on November 17, 2000. The plan, as amended and restated, provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors. The aggregate number of shares of common stock that may be issued pursuant to these options under the plan is 750,000 shares.

The Board administers the plan. Options granted to non-employee directors under the plan are generally subject to the following terms:

•	The exercise price is the fair market value of our common stock on the date of grant;

•	The term is no more than ten years from the date of grant;

•	Options are not transferable other than by will, gift, or by the laws of descent and distribution and are exercisable during the life of the optionee only by the optionee or permitted transferees as provided in the option agreement;

•	An optionee may designate a beneficiary who may exercise the option following the optionee’s death; and

•	An optionee whose service relationship with the Company or any affiliate (whether as a non-employee director of the Company or subsequently as an employee, director or consultant of either the Company or an affiliate) ceases for any reason may exercise vested options for the term provided in the option agreement (3 months generally; 12 or 18 months in the event of disability or death).

44.

The plan allows for any individual who becomes a non-employee director for the first time to automatically receive an initial option grant to purchase shares of our common stock upon being elected to the Board. On the day following each annual meeting of our shareholders, any person who is then a non-employee director automatically receives an annual option grant to purchase shares of our common stock. Initial grants vest over a period of three years from their date of grant. Annual grants vest on the one year anniversary of the previous annual meeting.

During fiscal 2011, we granted 35,000 options to non-employee directors in accordance with this plan.

Director Stock Ownership Guidelines

In March 2008, we adopted stock ownership guidelines for non-employee directors of the Company. Under these guidelines, non-employee directors are encouraged to own shares of our common stock having a value equal to $75,000 (representing three times the annual cash retainer paid by us to our non-employee directors). The ownership guidelines propose that current non-employee directors achieve such stock position within four years after the date of the adoption of the guidelines and that future non-employee directors achieve such ownership position within four years after the date of their election to the Board.

Members of our Board of Directors are prohibited from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock.

45.

Equity Compensation Plan Information

The following table provides certain information with respect to all equity compensation plans in effect as of January 1, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,028,361 (1)	$31.84	2,740,431 (2)
Equity compensation plans not approved by security holders	-	-	-
Total	1,028,361	$31.84	2,740,431

__________

(1)	Includes the following:

•	242,018 shares of our common stock to be issued upon exercise of outstanding stock options granted under the 2010 Equity Incentive Plan.

•	617,271 shares of our common stock to be issued upon exercise of outstanding stock options granted under the 2000 Equity Incentive Plan (the “Prior Plan”).

•	169,072 shares of our common stock to be issued upon exercise of outstanding stock options granted under the 2000 Non-Employee Director Plan.

(2)	Includes the following:

•	1,185,136 shares of our common stock available for issuance under the 2010 Equity Incentive Plan. Under the 2010 Equity Incentive Plan, 1,450,000 shares of common stock are reserved for issuance plus the Returning Shares (as described below), if any, that become available from time to time less one share for each share of stock issued pursuant to an option or stock appreciation right granted after January 3, 2010 but before May 18, 2010 under the Prior Plan with respect to which the strike price is at least 100% of the fair market value of the underlying common stock on the date of grant and 1.8 shares for each share of stock issued pursuant to an award other than an option or stock appreciation right granted after January 3, 2010 but before May 18, 2010 under the Prior Plan. As of January 1, 2012, 115,705 Returning Shares became available under the 2010 Equity Incentive Plan.

•	No shares of our common stock available for issuance under the 2000 Equity Incentive Plan. All outstanding stock awards granted under the Prior Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plan. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to the exercise or settlement, are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired or withheld to satisfy a tax withholding obligation in connection with an award (other than a stock option or stock appreciation right) will become available for issuance pursuant to awards granted under the 2010 Equity Incentive Plan (collectively, the “Returning Shares”).

•	136,850 shares of our common stock available for issuance under the 2000 Non-Employee Director Plan. The shareholder approval on May 18, 2010 of the 2010 Equity Incentive Plan amended the 2000 Non-Employee Director Plan such that it eliminated the evergreen feature that automatically increased the share reserve.

•	1,418,445 shares of our common stock available for issuance under the Peet’s Coffee & Tea, Inc. 2000 Employee Stock Purchase Plan.

46.

Stock Option Grants and Exercises

Prior to the completion of our initial public offering in 2001, we granted options to our executive officers under the 1993 Stock Option Plan, 1994 California Stock Option Plan and 1997 Equity Incentive Plan. Effective upon the completion of the initial public offering, the Board adopted the 2000 Equity Incentive Plan. The ten-year term of the 2000 Equity Incentive Plan ended in 2010 and the Board adopted the 2010 Equity Incentive Plan. As of January 1, 2012, options to purchase a total of 1,028,361 shares were outstanding under all of our plans and options to purchase 1,185,136 and 136,850 shares remain available for grant under the 2010 Equity Incentive Plan and 2000 Non-Employee Director Plan, respectively. Although no further options will be granted under the 2000 Equity Incentive Plan, options currently outstanding under this plan will continue in effect under the terms of this plan until such outstanding options are exercised or terminated in accordance with their terms. There are no outstanding options under the 1993 Stock Option Plan, the 1994 California Stock Option Plan, or the 1997 Equity Incentive Plan.

Total options granted to employees during 2011 were 134,530, or 1.0% of common stock outstanding, as of January 1, 2012. Total stock awards granted to employees during 2011 were 25,010, or 0.2% of common stock outstanding as of January 1, 2012.

47.

Security Ownership of Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of February 9, 2012 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all executive officers and directors as a group. Information for all those known by us to be beneficial owners of more than five percent of our common stock, as stated on Schedules 13D or 13G filed by such beneficial owners, is also included based on these filings.

Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that were immediately exercisable or exercisable within 60 days of February 9, 2012. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as noted below, information with respect to beneficial ownership has been furnished by each director, executive officer or five percent or more shareholder, as the case may be, and the address for each person listed on the table is c/o Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520. Applicable percentages are based on 13,142,021 shares outstanding on February 9, 2012, adjusted as required by the rules promulgated by the SEC.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
Directors and Executive Officers:
Jean-Michel Valette (1)	102,500	*%
Patrick J. O'Dea (2)	76,906	*
Elizabeth Sartain (3)	38,250	*
Michael Linton (4)	37,822	*
Thomas P. Cawley (5)	26,733	*
Gerald Baldwin (6)	15,000	*
Ted W. Hall (7)	13,900	*
Hilary Billings (8)	11,738	*
Shawn Conway (9)	4,183	*
Kay Bogeajis (10)	4,167	*
David Deno (11)	1,741	*
All directors and executive officers as a group (11 persons) (12)	332,940	2.5

5% Shareholders (13):
Macquarie Group LTD (14)	1,682,581	12.8
No. 1 Martin Place Sydney, New South Wales, Australia
Wasatch Advisors, Inc.	1,241,237	9.4
150 Social Hall Avenue Salt Lake City, UT 84111
Franklin Resources, Inc. (15)	1,168,936	8.9
One Franklin Parkway San Mateo, CA 94403-1906
Baron Capital Group, Inc. (16) 767 Fifth Avenue New York, NY 10153	1,137,000	8.7
Brown Capital Management, LLC	1,132,737	8.6
1201 N. Calvert Street Baltimore, MD 21202

BlackRock, Inc 40 East 52nd Street New York, NY 10022	970,195	7.4
Vanguard Group, Inc	681,173	5.2
100 Vanguard Blvd. Malvern, PA 19355

48.

__________

* Less than 1%.

(1)	Includes 32,500 shares issuable upon the exercise of vested stock options.

(2)	Includes 7,250 shares issuable upon the exercise of vested stock options. Also includes 69,656 shares held by The O’Dea Family Trust DTD 12/30/99, of which Mr. O’Dea is a Trustee.

(3)	Includes 36,250 shares issuable upon the exercise of vested stock options.

(4)	Includes 35,322 shares issuable upon the exercise of vested stock options.

(5)	Includes 21,955 shares issuable upon the exercise of vested stock options.

(6)	Includes 10,000 shares issuable upon the exercise of vested stock options. Includes 5,000 shares pledged by Mr. Baldwin as security for a line of credit with Merrill Lynch.

(7)	Includes 10,000 shares issuable upon the exercise of vested stock options.

(8)	Includes 10,000 shares issuable upon the exercise of vested stock options.

(9)	Represents 4,183 shares issuable upon the exercise of vested stock options.

(10)	Represents 4,167 shares issuable upon the exercise of vested stock options.

(11)	No shares remain issuable upon the exercise of vested stock options.

(12)	See footnotes (1) through (11) above, as applicable.

(13)	Information with respect to each beneficial owner of 5% or more of a class of the Company's Common Stock is based on Schedules 13D or 13G filed by such beneficial owners with the SEC for the 2011 calendar year.

(14)	The number of shares for Macquarie Group LTD includes 1,677,381 shares owned by Delaware Management Holdings Inc., and 5,200 shares owned by Macquarie Bank Limited. These shares are deemed beneficially owned due to Macquarie Group LTD’s ownership of Macquarie Bank Limited, Delaware Management Holdings Inc., Delaware Management Business Trust, and Delaware Smid Cap Growth Fund.

(15)	The number of shares for Franklin Resources, Inc. includes (“FRI”) includes 1,045,560 shares owned by Franklin Advisers, Inc.. Charles B. Johnson and Rupert H. Johnson, Jr. own a controlling interest in FRI.

(16)	The number of shares for Baron Capital Group, Inc. (“BCG”) includes 937,000 shares owned by BAMCO INC., and 88,391 shares owned by Baron Capital Management, Inc.. Ronald Baron owns a controlling interest in BCG.

49.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 1, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except the Forms 4 for the annual option grants to each of Mr. O’Dea, Mr. Cawley, Ms. Bogeajis and Mr. Conway were filed late.

Transactions with Related Persons

Certain Related-Person Transactions

We have entered into indemnity agreements with certain officers and directors. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at our request to the full extent permitted by Washington law. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

No related party transactions or proposed transactions have occurred since beginning of last fiscal year.

Related-Person Transactions Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at www.peets.com. To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. In addition, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors. The Code of Ethics is available on our website at www.peets.com. Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a manager or compliance officer.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Peet’s Coffee & Tea, Inc. shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your written request to Investor Relations, Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520 or contact Investor Relations at (510) 594-2100. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

50.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2012 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Isobel A. Jones

Isobel A. Jones

Secretary

April [XX], 2012

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended January 1, 2012 is available without charge upon written request to: Investor Relations, Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, California 94608-3520.

51.

Annex A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PEET’S COFFEE & TEA, INC.

I.
Name

The name of this corporation is Peet’s Coffee & Tea, Inc.

II.
Authorized Shares

A.                This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is sixty million (60,000,000). Fifty million (50,000,000) shares shall be Common Stock, each having no par value. Ten million (10,000,000) shares shall be Preferred Stock, each having no par value.

B.                 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Washington Business Corporations Act (the “Act”). The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

III.
Directors

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its shareholders or any class thereof, as the case may be, it is further provided that:

A.                The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

A-1

~~B.~~

~~1. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. At each annual meeting of shareholders, directors shall be elected for a term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”), this Section B of Article III shall become effective and be applicable only when the corporation is a “listed” corporation within the meaning of Section 301.5 of the CGCL.~~

~~2. If the corporation is unable to have a classified board under applicable law, Section B.1 of this Article III shall not apply and all directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting.~~

~~3. No shareholder entitled to vote at an election for directors may cumulate votes to which such shareholder is entitled, unless, at the time of such election, the corporation is (i) subject to Section 2115(b) of the CGCL and (ii) is not or ceases to be a “listed” corporation under Section 301.5 of the CGCL. During this time, every shareholder entitled to vote at an election for directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are otherwise entitled, or distribute the shareholder’s votes on the same principle among as many candidates as such shareholder thinks fit. No shareholder, however, shall be entitled to so cumulate such shareholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the shareholder has given notice at the meeting, prior to the voting, of such shareholder’s intention to cumulate such shareholder’s votes. If any shareholder has given proper notice to cumulate votes, all shareholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.~~

~~Notwithstanding the foregoing provisions of this section, every director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.~~

B.

1.                  All directors elected prior to or at the Corporation’s 2012 annual meeting of shareholders and in office as of the date of the filing hereof were elected for three year terms, expiring at the third annual meeting following their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the Corporation’s 2012 annual meeting of shareholders shall be elected at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders following their election. Each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

A-2

2.                  No shareholder entitled to vote at an election for directors may cumulate votes to which such shareholder is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”). During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every shareholder entitled to vote at an election for directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are otherwise entitled, or distribute the shareholder’s votes on the same principle among as many candidates as such shareholder thinks fit. No shareholder, however, shall be entitled to so cumulate such shareholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the shareholder has given notice at the meeting, prior to the voting, of such shareholder’s intention to cumulate such shareholder’s votes. If any shareholder has given proper notice to cumulate votes, all shareholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

C.

1.                  During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or an individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

2.                  At any time or times that the corporation is not subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section III.C.1 above shall no longer apply and removal shall be effected only for cause.

D.

1.                  Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

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2.                  If at the time of filling any vacancy or any newly created directorship the directors then in office shall constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all Directors in office.

3.                  At any time or times that the corporation is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by shareholders shall constitute less than a majority of the directors then in office, then

a.                  Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding have the right to vote for those directors may call a special meeting of shareholders; or

b.                  The Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

IV.
Bylaws

A.                The Board of Directors shall have the power to make, adopt, amend or repeal the Bylaws, or adopt new Bylaws for this corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors.

B.                 Subject to paragraph (b) of Section 44 of the corporation’s Bylaws, the shareholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

V.
Shareholders

A.                No action shall be taken by the shareholders of the corporation except at an annual or special meeting of shareholders called in accordance with the Bylaws.

B.                 Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided by the Bylaws of the corporation.

C.

1.                  No shareholder of this Corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of this Corporation or to any obligations convertible into stock of this Corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of Preferred Stock or by written agreement with this Corporation.

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2.                  The approval of any plan of merger, plan of share exchange, sale, lease, exchange or other disposition of all, or substantially all, of the Corporation's property otherwise than in the usual and regular course of business, or proposal to dissolve, shall require the affirmative vote of the holders of not less than a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation. At any time when the corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, pursuant to the authority granted under RCW 23B.10.030, RCW 23B.11.030, RCW 23B.12.020, and RCW 23B.14.020, the vote of shareholders of this Corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation not in the usual and regular course of business, or dissolution of the Corporation shall be a majority of all of the votes entitled to be cast by each voting group, regardless of whether or not the corporation is a "public company," as that term is defined in Section 23B.01.400 of the Act.

VI.
Liability and Indemnification

A.                No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article VI becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article VI becomes effective, the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be deemed eliminated or limited to the fullest extent permitted by the Act, as so amended.

B.                 The corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the articles of incorporation, to the full extent and under all circumstances permitted by applicable law. If, after this Article VI becomes effective, the Act is amended to authorize corporate action further extending indemnification of directors, then the indemnification of a director of the corporation shall be deemed extended to the fullest extent permitted by the Act, as so amended.

C.                This corporation is authorized to provide indemnification of agents (as defined is Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times the corporation is subject to Section 2115(b), to the limits on such excess indemnification set forth in Section 204 of the CGCL.

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D.                Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.
Other Matters

A.                Except as otherwise provided in these Articles, as amended from time to time, the corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

B.                 The corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.

C.                Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the corporation required by law or by these Amended and Restated Articles of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the Articles.

In Witness Whereof, these Articles have been subscribed this ___ day of ________________, 2012 by the undersigned who affirms that the statements made herein are true and correct.

_____________________________________

Isobel Jones

Secretary

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